Exhibit 2.3

NOTE:  The representations and warranties contained in the following agreement have been made solely for the benefit of the parties thereto and should not be relied on by any other person. In addition, such representations and warranties: (i) have been qualified by disclosure schedules, (ii) are subject to the materiality standards set forth herein, which may differ from what may be considered to be material by investors, and (iii) were made only as of the date of the agreement or such other date as specified therein. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreement, which subsequent information may or may not be fully reflected in the Company’s disclosures.

ASSET PURCHASE AGREEMENT

by and among

LaJobi, Inc.

(“Buyer”)

LaJobi Industries, Inc.

 (“Seller”)

and

Lawrence Bivona

Joseph Bivona

(the “Stockholders”)

Dated as of April 1, 2008

		Page

12.8	Further Assurances	53
12.9	Severability	53
12.10	Entire Understanding	53
12.11	Applicable Law	53
12.12	Dispute Resolution	53
12.13	Specific Performance	54
12.14	Counterparts	54
12.15	Facsimile Signatures	54

APPENDIX A	Product Liability Insurance

EXHIBITS
Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D-1	Form of Seller Non-Compete and Non-Solicitation Agreement
Exhibit D-2	Form of Stockholder Non-Compete and Non-Solicitation Agreement
Exhibit E	Form of Opinion of Seller’s Counsel
Exhibit F	Form of Opinion of Buyer’s Counsel

SCHEDULES
Schedule 1.1-A	Audited Financial Statements
Schedule 1.1-B	Working Capital
Schedule 1.1-C	Factors in the Determination of EBITDA
Schedule 2.1(a)	Equipment
Section 2.1(b)	Inventories and Locations of Inventories
Section 2.1(e)	Intellectual Property
Schedule 2.2(a)	Personal Property Leases
Schedule 2.2(b)	Real Property Leases
Schedule 2.2(f)	Governmental Authorizations
Schedule 3.4	Allocation of Purchase Price
Schedule 3.5	Indebtedness and Seller Transaction Expenses to be paid at Closing
Schedule 3.6	Earnout Consideration
Schedule 4.1	Foreign Jurisdictions
Schedule 4.3	Subsidiaries and Investments
Schedule 4.4	Seller Consents and Approvals
Schedule 4.5(a)	Financial Statements and Intercompany Items
Schedule 4.5(b)	Undisclosed Liabilities
Schedule 4.6	Certain Changes
Schedule 4.7	Title to Properties
Schedule 4.8	Condition and Sufficiency of Assets
Schedule 4.12	Accounts Receivable
Schedule 4.14	Other Contracts
Schedule 4.16	Insurance
Schedule 4.17	Employee Benefit Plans
Schedule 4.18(a)	ADP Employees
Schedule 4.18(c)	Certain ADP Employees
Schedule 4.19	Tax Returns
Schedule 4.20	Defaults or Violations
Schedule 4.21	Environmental Matters
Schedule 4.22	Litigation
Schedule 4.23	Brokers
Schedule 4.24	Conflicts of Interest
Schedule 4.25(a)	Major Customers
Schedule 4.25(b)	Major Suppliers
Schedule 4.25(c)	Dealers and Distributors
Schedule 4.26	Product Warranty and Product Liability
Schedule 4.27	Budgets
Schedule 5.3	Buyer Consents and Approvals

1

Schedule 6.4(c)(vii)	Compensation Increases in Excess of 5%
Schedule 6.15	Share Services Arrangements
Schedule 7.5	Key Consents
Schedule 11.2	Specified Liabilities and Obligations
Schedule 12.3	Addresses for Notices

2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of April 1, 2008, by and among LaJobi, Inc., a Delaware corporation (“Buyer”), LaJobi Industries, Inc., a New Jersey corporation (“Seller” or “LaJobi”), Lawrence Bivona, an individual resident in the State of New Jersey (“LB”) and Joseph Bivona, an individual resident in the State of New York (“JB”, and together with LB, the “Stockholders” and each a “Stockholder”).

RECITALS

WHEREAS, Seller is engaged in the business of designing, importing and selling infant and juvenile furniture and other bedroom items (the “Business”);

WHEREAS, the Stockholders own one hundred percent (100%) of the shares of Seller; and

WHEREAS, Buyer wishes to purchase from Seller and Seller wishes to sell to Buyer all of the Acquired Assets (as defined below), and Buyer wishes to assume all of the Assumed Obligations (as defined below), all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1           Definitions.  The following terms shall have the corresponding meanings for the purposes of this Agreement:

“Accounts Receivable” has the meaning provided in Section 2.1(c).

“Accruals” shall mean all operating costs, trade payables and other obligations (such as rebates) incurred in the ordinary course of business but which have not been invoiced to Seller or otherwise included in Seller’s Payables, which are required to be accrued and reflected as a liability as of a balance sheet date, in accordance with GAAP, including accrued payroll, sick leave, vacation and holiday pay, bonuses regularly paid by Seller, and the costs of all regularly provided employee benefits.

“Acquired Assets” has the meaning provided in Section 2.1 and Section 2.2.

“Acquisition Transaction” has the meaning provided in Section 6.6.

“Action” means any action, claim, suit, litigation, proceeding, labor dispute, arbitration, mediation, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

“ADP” means ADP TotalSource, Inc..

“ADP Employees” has the meaning provided in Section 4.18(a).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.  The term “control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or foreign law.

“Agreed Enterprise Value” has the meaning provided in Schedule 3.6.

“Agreed Rate” means (i) 2.75% plus (ii) the six (6) month London Interbank Offered Rate published by the British Bankers’ Association, which appears on Dow Jones Markets Service (formerly known as Telerate) Page 3750 or Dow Jones Markets Service 3740 (as appropriate) (or such other page as may replace Page 3750 or Page 3740, as applicable, or the service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Average of Interbank Offered Rates for deposits in United States dollars) at or about 11:00 a.m. (London time) on the first day of the calendar month in which the Early Payment Date occurs, as that rate may vary from time to time, or if that rate is no longer published, a comparable rate.

“Agreement” means this Asset Purchase Agreement, including all Exhibits and Schedules hereto.

“Allocation Schedule” has the meaning provided in Section 3.4.

“Assignment and Assumption Agreements” has the meaning provided in Section 9.2(b).

“Assumed Obligations” has the meaning provided in Section 2.4.

“Basket” has the meaning provided in Section 11.6(a).

“Benefit Plans” means “employee benefit plans”, as defined in Section 3(3) of ERISA, deferred compensation plans, stock option plans, cash bonus programs, stock purchase plans, hospitalization, disability, individual benefit and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA.

“Bill of Sale” has the meaning provided in Section 9.2(a).

“Business” has the meaning provided in the Recitals.

“Business Day” means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in either New York or California generally are closed for business.

“Buyer” has the meaning provided in the Preamble.

“Cap” has the meaning provided in Section 11.6(a).

“CAGR” means compound annual growth rate.

“Closing” means the consummation of the Contemplated Transactions in accordance with Article IX.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Cash Payment” has the meaning provided in Section 3.1(b).

“Closing Date Statement” has the meaning provided in Section 3.2(a).

“Closing Obligations” has the meaning provided in Section 3.5.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consents” has the meaning provided in Section 4.4.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the Related Agreements.

“Continuing Employees” has the meaning provided in Section 6.10(b).

“Contract” means any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license which is legally binding and enforceable.

“Customer Purchase Orders” has the meaning provided in Section 2.2(d).

                “Damages” means any and all claims, debts, obligations and other liabilities, monetary damages, diminution of value, fines, penalties, costs and expenses (including reasonable attorneys’ fee and expenses).

                “Datasite” means that certain electronic data site, maintained by Gibbons P.C. on the Secure Gibbons Extranet System, under the code name “LaJobi Industries Inc. - M&A Project”.

“De Minimis Claim” has the meaning provided in Section 11.6(b).

“Disclosure Schedules” has the meaning provided in Section 6.5.

“Early Measurement Date” has the meaning provided in Section 3.6(b).

“Early Payment Date” has the meaning provided in Section 3.6(b).

“Earnout Consideration” has the meaning provided in Section 3.6(a).

“EBITDA” for any period means (i) the net income or loss of the Business, plus (ii) depreciation and amortization expense for such period, plus (iii) foreign, federal, state and local income (or equivalent) Taxes paid or accrued for such period, plus (iv) total interest expense for such period, whether paid or accrued (including the interest component of capitalized leases), including all commissions, discounts and other fees and charges owed with respect to letters of credit, plus (v) extraordinary losses for such period, minus (vi) extraordinary gains for such period, in each case determined (A) in accordance with GAAP consistent with Seller’s past practices, (B) without giving effect to any acquisitions, material capital investments or similar transactions, (C) in the case of clauses (ii) through (vi), to the extent included in the determination of net income (or loss) for such period, and (D) in accordance with Schedule 1.1-C.

“Employment Agreement” means that certain Employment Agreement dated as of the Closing Date, between Buyer and LB.

“Environmental Governmental Authorization” means any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

“Environmental Law” means any Law which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called “Superfund” or “Superlien” Law (including those already referenced in this definition) and any other Law of any Governmental Authority having a similar subject matter.

“Equipment” has the meaning provided in Section 2.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow” means the escrow held by the Escrow Agent under the Escrow Agreement.

“Escrow Account” has the meaning provided in Section 3.1(b).

“Escrow Agent” means JPMorgan Chase Bank N.A.

“Escrow Agreement” has the meaning provided in Section 9.2(c).

“Escrow Amount” has the meaning provided in Section 3.1(b).

“Estimated Working Capital” has the meaning provided in Section 3.1(c).

“Excluded Assets” has the meaning provided in Section 2.3.

“Excluded Contracts” has the meaning provided in Section 2.3(b).

“Final Working Capital” shall mean the amount of Working Capital as of the Closing Date as finally determined pursuant to Section 3.2(c).

“Financial Statements” means the audited financial statements of Seller as of December 31, 2005, December 31, 2006 and December 31, 2007 (including all notes thereto), which are set forth on Schedule 1.1-A, consisting of the balance sheet at such dates and the related statements of earnings, stockholders’ equity and cash flows for the twelve month periods then ended as reported on by Wilkin & Guttenplan, P.C.

“GAAP” means U.S. generally accepted accounting principles at the time in effect.

“Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” has the meaning provided in Section 2.2(f).

“Graco License Agreement” means that certain Trademark License Agreement dated May 8, 2006, as amended by Addendum #1 to License Agreement dated February 6, 2008, by and between Seller and Graco Children’s Products, Inc..

“Hazardous Substance” means any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Law) or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Persons” has the meaning provided in Section 11.2.

“Information and Records” has the meaning provided in Section 2.1(d).

“Indebtedness” has the meaning provided in Section 2.5(d).

“Intellectual Property” has the meaning provided in Section 2.1(e).

“Inventories” has the meaning provided in Section 2.1(b).

“JB” has the meaning provided in the Preamble.

“Key Consents” has the meaning provided in Section 7.5.

“Knowledge of Seller” or “Seller’s Knowledge” or words of similar import mean the actual knowledge of (i) LB, (ii) JB, (iii) Miles McGrath or (iv) Robert J. Rusnack.

“L&J” means L&J Industries, Ltd., a company organized under the laws of Thailand.

“LaJobi” has the meaning provided in the Preamble.

“Latest Balance Sheet” means the audited balance sheet of Seller, dated as of December 31, 2007, set forth on Schedule 1.1-A.

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority, including all laws relating to safety of products intended for infants and children under specified ages, labeling, and consumer products safety laws.

“Lawsuits” has the meaning provided in Section 2.5(g).

“LB” has the meaning provided in the Preamble.

“LBI” has the meaning provided in Section 2.3(g).

“Leased Assets” means all assets subject to any of the Personal Property Leases, or otherwise leased by Seller.

“Lien” means any encumbrance, lien (except for any lien for taxes not yet due and payable), community property interest, charge, claim, right of any third party, covenant, condition, equitable interest, encumbrance, option, pledge, security interest, right of first refusal or restriction of any kind.

“License Agreements” has the meaning provided in Section 4.13(b).

“Material Adverse Effect” means an effect on the business, operations, results of operations, prospects or financial condition of the Business, taken as a whole, that is material and adverse; provided that in no event shall any event, occurrence or circumstance that arises or results directly or indirectly from (i) changes in the United States economy or general economic conditions, (ii) one or more downturns in the infant or juvenile furniture industry in which Seller operates, (iii) one or more acts of terrorism, or (iv) the announcement or consummation of the closing of the transactions contemplated hereby, constitute a Material Adverse Effect.

“Maximum Earnout Consideration Amount” has the meaning provided in Schedule 3.6.

“Measurement Date” has the meaning provided in Schedule 3.6.

“Measurement Period” has the meaning provided in Section 3.6(e).

“Non-Compete and Non-Solicitation Agreements” has the meaning provided in Section 9.2(d).

“Other Assets” has the meaning provided in Section 2.1(g).

“Other Contracts” has the meaning provided in Section 2.2(e).

“Other Filings” has the meaning provided in Section 6.2.

“Payables” means accounts payable for goods (including capitalized assets) and services delivered or provided to the Business as of the measuring date, determined in accordance with GAAP consistent with Seller’s past practices.

“Parent” means Russ Berrie and Company, Inc., a New Jersey corporation.

“Payment Date” has the meaning provided in Section 3.6(a).

“PEO Services Agreement” means that certain Client Services Agreement dated as of November 3, 2006, between LaJobi and ADP.

“Permitted Liens” has the meaning provided in Section 4.7.

“Person” means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

“Personal Property Leases” has the meaning provided in Section 2.2(a).

“Products” has the meaning provided in Section 4.26.

“Purchase Price” has the meaning provided in Section 3.1(a).

“Real Property Leases” has the meaning provided in Section 2.2(b).

“Referee Accountant” has the meaning provided in Section 3.2(c).

“Related Agreements” means the Bill of Sale, the Assignment and Assumption Agreement and any other Contract which is or is to be entered into at the Closing or otherwise pursuant to this Agreement.

“Relocation of Buyer” means the occurrence of both (i) the relocation of the principal executive office of the Business more than fifty (50) miles from 21 Sentry Court, Basking Ridge, New Jersey, 07920 and (ii) the termination of LB’s employment with Buyer within sixty (60) days of the occurrence of clause (i).

“Seller” has the meaning provided in the Preamble.

“Seller Notice Date” has the meaning provided in Section 3.6(b).

“Seller Purchase Orders” has the meaning provided in Section 2.2(c).

“Seller’s Equity Percentage” has the meaning provided in Schedule 3.6.

“Seller Transaction Expenses” has the meaning provided in Section 2.5(d).

“Specified Liabilities and Obligations” has the meaning provided in Section 11.2(e).

“Stockholder” or “Stockholders” has the meaning provided in the Preamble.

“Straddle Period” shall mean any taxable year or period beginning on, or before and ending after the Closing Date.

“Target Working Capital” means $7,300,000.

“Tax Bulk Sales Law” has the meaning provided in Section 6.9.

“Tax Return” means any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

“Taxes” means all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, environmental, capital stock, disability, severance, employee’s income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Termination Date” means April 30, 2008.

“Trade Secrets” means trade secrets and other confidential information, including, without limitation, know-how, technology, proprietary processes, formulae, models and methodologies.

“Transitional Services Agreement” means a Transitional Services Agreement by and between L&J and Buyer, delivered at Closing in a form mutually agreed upon by both Buyer and L&J.

“UCC Bulk Sales Law” has the meaning provided in Section 6.9.

“Updates to Disclosure Schedules” has the meaning provided in Section 6.5.

“Working Capital” shall mean, as of any date of measurement, an amount equal to (i) sum of (1) Inventory valued at the lower of cost or market, less any reserves for obsolete or slow moving items, (2) Accounts Receivable, less any reserves for returns, sales allowances (pricing or promotion), disputed items and uncollectible items, and (3) prepaid maintenance contracts, and prepayments relating to the normal and customary operations of the Business by

Seller, but only to the extent that such prepaid items are included in the Acquired Assets, less (ii) the sum of (1) Payables, (2) Accruals, and (3) any unearned customer deposits or advances, and (iii) plus (or minus) the adjustments described in Schedule 1.1-B, in each case determined as of the date of such measurement, without duplication, in accordance with GAAP and, to the extent not inconsistent with GAAP, the accounting policies of Seller.  By way of example, Schedule 1.1-B illustrates the calculation of Working Capital as of December 31, 2007, subject to verification of Buyer; provided, however, that in the event of an ambiguity, inconsistency or conflict between the language in this definition and the example set forth on Schedule 1.1-B, the language in this definition shall control.

“Working Capital Adjustment” shall mean (i) an increase in the Purchase Price in the amount, if any, by which the Final Working Capital exceeds the Target Working Capital or (ii) a decrease in the Purchase Price in the amount, if any, by which the Target Working Capital exceeds Final Working Capital.

1.2           Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement.  Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  Reference to any Law means as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the date hereof, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder.  References to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement, and any references to a clause shall, unless otherwise identified, refer to the appropriate clause within the same Section in which such reference occurs.  The use of the terms “hereunder”, “hereof”, “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement.  The consummation of the Contemplated Transactions shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party’s rights and remedies with regard thereto.  No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein.

ARTICLE II

SALE AND PURCHASE OF ACQUIRED ASSETS;
ASSUMPTION OF ASSUMED OBLIGATIONS

2.1           Acquired Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, acquire and take assignment and delivery of, all of the assets owned by Seller related to, or used in conjunction with, the Business (wherever located), except for those assets specifically excluded pursuant to Section 2.3 (all of the assets sold, assigned, transferred and delivered to Buyer hereunder are referred to collectively herein as the “Acquired Assets”).  Without limiting the generality of the foregoing, the Acquired Assets include all of Seller’s right, title and interest in and to the following:

(a)           Equipment.  All machinery, equipment, vehicles, furniture, materials and other items of personal property of every kind and description (other than the Inventories, which are separately referenced in Section 2.1(b)) (the “Equipment”), including those items set forth on Schedule 2.1(a);

(b)           Inventories.  All inventories wherever located, as of the Closing Date, including without limitation, all raw materials, supplies, works-in-progress, finished goods, spare parts, replacement and component parts, containers and other packaging materials that are classified as “inventory” in accordance with GAAP, valued at the lower of cost or realizable market value for purposes of Working Capital, less any obsolete inventory (collectively, the “Inventories”), including those items set forth on Schedule 2.1(b) (which schedule includes a list of locations where Inventories are located);

(c)           Accounts Receivable.  Any and all accounts receivable, trade receivables, notes receivable and other receivables (the “Accounts Receivable”), including those Accounts Receivables that are included in the Closing Date Statement, but excluding those Accounts Receivables that are not included in the Closing Date Statement;

(d)           Information and Records.  All records, files, information, and data, and other proprietary information (except for Excluded Assets and other than the Intellectual Property, which is separately referenced in Section 2.1(e)), together with the following papers and records in Seller’s care, custody or control or otherwise available to it:  all personnel and labor relations records, all employee benefits and compensation plans and records, all environmental control, monitoring and test records and all maintenance records (the “Information and Records”);

(e)           Intellectual Property.  All trademarks, service marks, whether registered or existing at common law, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, including the name “LaJobi”, together with all goodwill, registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, reexaminations and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); software, “mask works” (as defined under 17 USC § 901) and any registrations and applications for “mask works”, and Trade Secrets (collectively, the “Intellectual Property”), including those items set forth on Schedule 2.1(e);

(f)            Other Intangibles.  Goodwill, causes of action, rights in actions and other similar claims, and attorney-client work product and other legal privileges; and

(g)           Other Assets.  All other assets of Seller (except for Excluded Assets and other than those assets previously described in this Section 2.1), including the products liability insurance policies referenced in Section 6.17, prepaid expenses and lease, utility and similar deposits of Seller and any and all deposits, prepayments, guaranties, letters of credit and other security held by Seller, if any (the “Other Assets”).

2.2           Assignment of Contracts, Leases and Governmental Authorizations.  Subject to the terms and conditions of this Agreement including Section 2.6, Seller shall assign and transfer to Buyer, effective as of the Closing Date, all of Seller’s right, title and interest in and to the following Contracts and Governmental Authorizations (and all of the following shall be deemed included in the term “Acquired Assets” as used herein):

(a)           Personal Property Leases.  All leases of equipment, machinery, vehicles and other personal property (the “Personal Property Leases”), including those items set forth on Schedule 2.2(a);

(b)           Real Property Leases.  All real property leases (the “Real Property Leases”), including those items set forth on Schedule 2.2(b);

(c)           Seller Purchase Orders.  All written purchase orders and other Contracts for the purchase by Seller of goods, materials and/or services used in connection with the Business arising in the ordinary course of business (the “Seller Purchase Orders”);

(d)           Customer Purchase Orders.  All purchase orders and other Contracts for the sale by Seller of goods and/or services (the “Customer Purchase Orders”);

(e)           Other Contracts.  All Contracts other than the Excluded Contracts (the “Other Contracts”) not listed above; and

(f)            Governmental Authorizations.  All licenses, certificates, certifications, qualifications, permits, variances, interim permits, permit applications, approvals, franchises, rights, code approvals and private product approvals under any Law applicable to the Business or otherwise required by any Governmental Authority in connection with the Business, including any Law relating to child safety or consumer products (the “Governmental Authorizations”), including those items set forth on Schedule 2.2(f).

2.3           Excluded Assets.  The following assets of Seller shall be retained by Seller and are not being sold or assigned to Buyer hereunder (all of the following are referred to collectively as the “Excluded Assets”):

(a)           Corporate Records.  Corporate minute books and stockholder ledgers, or equivalents thereof;

(b)           Excluded Contracts.  This Agreement, the Related Agreements and that certain arrangement by and between Lawrence Bivona, Inc. and Seller relating to the management services of LB and JB provided to Seller (collectively, the “Excluded Contracts”);

(c)           Tax Refunds.  All refunds of Taxes to the extent the Taxes to which the refund relates was, or are, borne by the Stockholders, Seller or L&J;

(d)           Tax Records.  All books and records relating to Tax matters (including, without limitation, copies of the Tax Returns of Seller);

(e)           Historical Financial Records.  All historical financial records of Seller; provided that Seller shall provide or make available copies of any such records to Buyer within five (5) days Business Days of any request therefor;

(f)            Copy of Policy and Procedure Manual.  A copy of Seller’s various policy and procedure manuals in electronic format for use by Seller in its discretion;

(g)           Affiliate Assets.  All assets of L&J and LBI Distributors, Inc., a New Jersey  corporation (“LBI”), including those which are located on real property that is owned or leased by Seller; and

(h)           Excluded Accounts Receivable and Cash.  Any and all Accounts Receivables that are not included in the Closing Date Statement and any and all cash held or deposited in any account controlled by, or in the name of, Seller.

2.4                                 Assumed Obligations.  At the Closing, Buyer shall assume, and agree to pay, perform, fulfill and discharge, the following obligations of Seller (the “Assumed Obligations”):

(a)           Accruals and Payables.  To the extent not described in Section 2.4(b) below, all Accruals (but not any accrual owing to Stockholders or to any other Affiliate of Seller) and all Payables (but not any account payable owed or owing to Stockholders or to any other Affiliate of Seller) and any other current liability of the Business as of the Closing Date reflected on the Closing Date Statement as finally determined pursuant to Section 3.2(a), except to the extent such Payable, Accrual or liability relates to an Excluded Asset or arises under Section 2.5.

(b)           Assumed Contracts.  The obligations of Seller that are required to be performed under the following Contracts (but none other) and Governmental Authorizations: (i) the Intellectual Property; (ii) the Personal Property Leases; (iii) the Real Property Leases; (iv) Seller Purchase Orders, (v) the Customer Purchase Orders; (vi) the Other Contracts; (vii) the Governmental Authorizations; and (viii) any other Contract or Governmental Authorization that is assigned to Buyer pursuant to this Agreement or any Related Agreement;

(c)           Post-Closing Liabilities.  Obligations that arise from operation of the Business after the Closing Date.

(d)           Employee Obligations.  Those certain employee obligations that Buyer has agreed to assume pursuant to Section 6.10.

2.5                                 No Other Liabilities Assumed.  Anything in this Agreement to the contrary notwithstanding, except as specifically set forth in Section 2.4, neither Buyer nor any of its Affiliates shall assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, any debt, claim, obligation or other liability of Seller or any of its Affiliates whatsoever, including the following:

(a)           Taxes.  Any Tax, except for Taxes specifically prorated in favor of Buyer under Section 3.3;

(b)           Excluded Contracts.  Any Excluded Contract;

(c)           Indebtedness.  Any indebtedness for borrowed money, in respect of any capital lease obligation and any accrued interest, fees and prepayment penalties or other amounts payable pursuant thereto, or any bank overdrafts (“Indebtedness”);

(d)           Transaction Expenses.  Except as otherwise provided herein, any costs or expenses incurred by Seller and the Stockholders in connection with this Agreement or with respect to the Contemplated Transactions, including any and all fees payable to any adviser or counsel of Seller or Stockholders (“Seller Transaction Expenses”);

(e)           Affiliate Obligations.  Any accounts payable, accrued obligations or other liability or obligation owing by Seller to Stockholders or to any other Affiliate of Seller which is not an Assumed Obligation.

(f)            Lawsuit.  Any obligations, liabilities or Damages with respect to, or arising, from any lawsuits commenced against Seller prior to Closing (the “Lawsuits”); and

(g)           Incentive or Bonus Plans.  Any obligation under any employee incentive or bonus plans for periods prior to Closing.

2.6                                 Exceptions to Assignment of Contracts and Governmental Authorizations.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or Governmental Authorization or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment thereof, without the consent of a third party thereto, would constitute a breach or violation thereof.  If such a consent is required or if an attempted assignment is ineffective, Seller and the Stockholders shall cooperate with Buyer in any reasonable arrangement necessary to provide Buyer with the benefits under any such Contract or Governmental Authorization.

ARTICLE III

PURCHASE PRICE AND PAYMENT

3.1                                 Purchase Price; Closing Date Cash Payment; Determination of Estimated Working Capital.

(a)           The purchase price to be paid in consideration for the sale and transfer of the Acquired Assets and the assumption of the Assumed Obligations shall be an amount equal to Forty-Seven Million Dollars ($47,000,000) as adjusted by the Working Capital Adjustment as determined pursuant to Section 3.2 (the “Purchase Price”).

(b)           At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds, an amount equal to (1) Forty-Four Million Five Hundred Thousand Dollars ($44,500,000), less (2) the amount, if any, by which the Target Working Capital exceeds the

Estimated Working Capital or plus (3) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital (collectively, the “Closing Date Cash Payment”).  Buyer shall, concurrently therewith, deposit Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Escrow Amount”) with the Escrow Agent to hold pursuant to the Escrow Agreement.  The Escrow Amount shall be held in an account (the “Escrow Account”) and distributed by the Escrow Agent, all in accordance with the provisions hereof and of the Escrow Agreement.

(c)           Three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate executed on behalf of Seller by the chief executive or chief financial officer of Seller, dated the date of its delivery, setting forth a good faith best estimate of the Working Capital as of the Closing Date (the “Estimated Working Capital”), together with a statement of the calculation thereof, which amount of Estimated Working Capital shall be subject to the reasonable approval of Buyer.  Seller shall give Buyer and its representatives and agents access to such information and workpapers that Buyer reasonably requests in connection with its review of the Estimated Working Capital certificate.

3.2           Determination of Final Working Capital Adjustment.  The Working Capital Adjustment shall be determined as follows:

(a)           Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a report, including a calculation of the Working Capital as of 12:01 A.M. (Eastern Standard Time) on the Closing Date, which report shall reflect the Acquired Assets and the Assumed Obligations and be prepared in accordance with GAAP and, to the extent not inconsistent with GAAP, the accounting policies of Seller used in the preparation of the Financial Statements (the “Closing Date Statement”).  Representatives of each of Buyer and Seller may be present to observe the taking of the physical inventory of items included in the Closing Date Statement, which taking of inventory shall be at Buyer’s sole cost and expense, to review all calculations of applicable reserves and asset write-downs as well as in connection with the calculation of all current liabilities and accrued current trade accounts payable.

(b)           Following delivery by Buyer to Seller of the Closing Date Statement, Buyer will provide such work papers and other supporting detail as Seller may reasonably request, and Seller will complete its review of the Closing Date Statement within thirty (30) days after delivery thereof by Buyer.

(c)           Upon completion of its review of the Closing Date Statement, and in all events within thirty (30) days after delivery to Seller, Seller will, by written notice to Buyer, either accept it as prepared by Buyer or object or propose adjustments thereto.  If Seller accepts the Closing Date Statement as prepared by Buyer, or fails to provide a written objection or written proposal of adjustments within such thirty (30) day period, then the Closing Date Statement as submitted by Buyer shall be deemed final and binding on the parties, and the calculation of the Working Capital contained therein shall be deemed to be the “Final Working Capital” for purposes of this ARTICLE III.  If Seller objects or proposes adjustments to the Closing Date Statement, Seller shall specify, in reasonable detail, the amount of each proposed adjustment, the item to which such proposed adjustment relates, and the facts and circumstances supporting the adjustment.  Seller and Buyer shall then meet and use their best efforts to reconcile the proposed adjustments.  If the proposed adjustments have not been reconciled within thirty (30) days of Seller’s notification to Buyer of the proposed adjustments, or such longer period upon which Seller and Buyer shall agree, they shall refer their differences to (i) a mutually agreed certified public accountant, or if no agreement is reached within such thirty (30) day period on the identity of the accountant, to (ii) BDO Seidman, LLP (any Person described in clauses (i) and (ii) and designated in accordance with this sentence referred hereinafter as the “Referee Accountant”).  Buyer and Seller shall furnish to the Referee Accountant the Closing Date Statement (including the calculation of Working Capital contained therein), the adjustments proposed by Seller, and such work papers, books, records and other information and documents as the Referee Accountant shall reasonably request.  The Referee Accountant shall have thirty (30) days to reconcile the parties’ differences (all in accordance with GAAP and, to the extent not inconsistent with GAAP, the accounting policies of Seller used in the preparation of the Financial Statements) and in performing such reconciliation, the Referee Accountant shall consider only those items or amounts in the proposed Closing Date Statement as to which Buyer and Seller have disagreed and which affect Final Working Capital.  The decision of the Referee Accountant shall be final and binding upon Buyer and Seller.  Buyer and Seller shall each pay one-half of the fees and expenses of the Referee Accountant.

(d)           If, based on the Closing Date Statement (as agreed upon by Seller and Buyer or as determined by the Referee Accountant, in accordance with Section 3.2(c)):  (i) Final Working Capital is less than the Estimated Working Capital, then Seller shall remit to Buyer cash in the amount of such deficit and (ii) if Final Working Capital is greater than Estimated Working Capital, Buyer shall remit to Seller cash in the amount of such excess.  Any remittance made pursuant to this Section 3.2(d) shall be made not later than ten (10) Business Days after the Closing Date Statement has been agreed to by Seller and Buyer or determined by the Referee Accountant in accordance with Section 3.2(c).

3.3           Prorations.  To the extent accruals therefor or prepayments thereof are not reflected in the Closing Date Statement, all items listed below of Seller will be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period up to and including the Closing Date, and Buyer liable to the extent such items relate to periods subsequent to the Closing Date:

(a)           real and personal property rents, all Taxes, fees and other governmental charges related to real estate or the uses, and occupancy thereof, to the extent such rents, Taxes, fees or charges are imposed on a periodic basis and are imposed over a Straddle Period (for the avoidance of doubt, any such Taxes, fees and other governmental charges shall not include any Taxes for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the Acquisition Transaction contemplated herein);

(b)           any sums payable by Seller pursuant to any Contract or Governmental Authorization to be assigned to or assumed by Buyer hereunder or under any Related Agreement; and

(c)           any and all workers compensation costs and other retrospectively adjusted cost items.

Seller and Buyer agree to furnish the other with such documents and other records as they reasonably request in order to confirm all adjustment and proration calculations made pursuant to this Section 3.3.  The net aggregate amount of such prorations shall be paid separately by Buyer to Seller on the Closing Date.  If current payments with respect to items to be prorated pursuant to this Section 3.3 are not ascertainable on or before the Closing Date, such payments shall be prorated on the basis of the most recently ascertainable bill therefor and shall be reprorated between Seller and Buyer when the current bills with respect to such items have been issued and a cash settlement shall be made promptly thereafter.

3.4           Allocation of Purchase Price.  Within sixty (60) days after the Closing, Buyer shall deliver to Seller a schedule (the “Allocation Schedule”) allocating the Purchase Price (including, for purposes of this Section 3.4, any other consideration paid to Seller including the Assumed Obligations) among the Acquired Assets in accordance with Schedule 3.4.  The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.  Upon completion of its review of the Allocation Schedule, and in all events within thirty (30) days after delivery to Seller, Seller shall, by written notice to Buyer, either accept it as prepared by Buyer or propose adjustments.  If Seller accepts the Allocation Schedule as prepared by Buyer, or fails to provide written objections within such thirty (30) day period, then the Allocation Schedule as submitted by Buyer shall be deemed final and binding on the parties.  If Seller proposes adjustments to the Allocation Schedule, Seller shall specify the amount of each proposed adjustment, the item to which such proposed adjustment relates and the facts and circumstances supporting the adjustment.  Seller and Buyer shall then meet and use commercially reasonable efforts to reconcile the proposed adjustments.  If the proposed adjustments have not been reconciled within thirty (30) days of Seller’s notification to Buyer of the proposed adjustments (or such longer period upon as Seller and Buyer may agree), they shall refer their differences to the Referee Accountant.  The decision of the Referee Accountant shall be final and binding upon Buyer and Seller.  Buyer and Seller shall each pay one-half of the fees and expenses of the Referee Accountant.  Buyer and Seller each agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule.  Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such Allocation Schedule.  Buyer and Seller agree to provide the other promptly with any other information required to complete Form 8594.  Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable law.

3.5           Payment of Liabilities at Closing.  Not less than two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a schedule that lists all Indebtedness and all Seller Transaction Expenses to be paid at Closing from the Purchase Price.  Any and all other Indebtedness and Seller Transaction Expenses not so listed on the foregoing schedule shall be borne solely by Seller.

3.6           Earnout Consideration.

(a)          Subject to Section 3.6(b), provided that the EBITDA of the Business has grown at a CAGR of not less than 4% during the period from January 1, 2008 through the

Measurement Date or through the Early Measurement Date, as compared to EBITDA of the Business for calendar year 2007, as additional consideration for the purchase of the Acquired Assets at the Closing, Buyer shall pay to Seller Seller’s Equity Percentage of the Agreed Enterprise Value of Buyer as of the Measurement Date or Early Measurement Date, as the case may be (the “Earnout Consideration”); provided that the maximum amount of such Earnout Consideration to be paid to Seller shall not exceed the Maximum Earnout Consideration Amount.  On or prior to the sixtieth (60th) day after the Measurement Date (the “Payment Date”), Buyer shall provide to Seller a detailed calculation of the Earnout Consideration together with payment, if any, to Seller of such Earnout Consideration.

(b)           In the event of a Relocation of Buyer prior to the Measurement Date set forth in Section 3.6(a), Seller may elect to accelerate the calculation and payment of the Earnout Consideration by providing written notice thereof to Buyer (the date such notice delivered referred hereinafter as the “Seller Notice Date”).  For purposes of determining the Earnout Consideration in accordance with Section 3.6(a), CAGR shall be based on the period from January 1, 2008 through the last day of the month immediately preceding the Seller Notice Date (such last day of the month referred hereinafter as the “Early Measurement Date”).  On or prior to the sixtieth (60th) day after the Early Measurement Date (the “Early Payment Date”), Buyer shall provide to Seller a detailed calculation of the Earnout Consideration together with payment, if any, to Seller of such Earnout Consideration; provided, however, that the payment of such Earnout Consideration shall be discounted, at the Agreed Rate, from the Payment Date to, and including, the Early Payment Date.

(c)           Upon completion of its review of the calculations of the Earnout Consideration in either Section 3.6(a) or (b), and in all events within thirty (30) days after delivery of such calculations to Seller, Seller will, by written notice to Buyer, either accept it as prepared by Buyer or object or propose adjustments thereto.  If Seller accepts the calculations of the Earnout Consideration as prepared by Buyer, or fails to provide a written objection or written proposal of adjustments within such thirty (30) day period, then such calculations as submitted by Buyer shall be deemed final and binding on the parties.  If Seller objects or proposes adjustments to such calculations of the Earnout Consideration, Seller shall specify, in reasonable detail, the amount of each proposed adjustment, the item to which such proposed adjustment relates, and the facts and circumstances supporting the adjustment.  Seller and Buyer shall then meet and use their best efforts to reconcile the proposed adjustments.  If the proposed adjustments have not been reconciled within thirty (30) days of Seller’s notification to Buyer of the proposed adjustments, or such longer period upon which Seller and Buyer shall agree, they shall refer their differences to the Referee Accountant.  Buyer and Seller shall furnish to the Referee Accountant such calculations of the Earnout Consideration, the adjustments proposed by Seller, and such work papers, books, records and other information and documents as the Referee Accountant shall reasonably request.  The Referee Accountant shall have thirty (30) days to reconcile the parties’ differences (all in accordance with Schedule 1.1-C) and in performing such reconciliation, the Referee Accountant shall consider only those items or amounts in such calculations of the Earnout Consideration as to which Buyer and Seller have disagreed.  The decision of the Referee Accountant shall be final and binding upon Buyer and Seller.  Remittance by either Buyer or Seller to the Earnout Consideration of any adjustments shall be made no later than ten (10) Business Days after such determination by the Referee

Accountant in accordance with this Section 3.6(c).  Buyer and Seller shall each pay one-half of the fees and expenses of the Referee Accountant.

(d)           The agreed EBITDA as of December 31, 2007 is set forth on Schedule 3.6.  Any payment of the Earnout Consideration under this Section 3.6 shall be treated as the payment of additional Purchase Price.

(e)           During the period commencing on the Closing Date and ending on the Measurement Date or the Early Measurement Date, as the case may be (such period referred hereinafter as the “Measurement Period”), Buyer agrees to:  (i) operate the Business in good faith, in the ordinary course of business and in a manner which is not intended to frustrate or diminish the amount of the Earnout Consideration; (ii) maintain its existence as a corporation and (iii) refrain from liquidating, dissolving, selling assets (other than inventory and surplus equipment sold in the ordinary course of business), merging, consolidating or reorganizing Buyer’s business structure; provided, however, that Buyer shall not be prohibited from merging, consolidating, or reorganizing itself (or certain of its operating functions) with Parent or any subsidiary of Parent so long as that the Business is maintained as a separate division.  Without limiting the generality of the foregoing, Buyer agrees that it will (w) only effect material changes to its business operations, or manner of conducting business, intended in its good faith judgment to increase the profitability of the Business during the Measurement Period, (x) maintain separate books and records for the Business; (y) not direct business opportunities that pertain to the Business to Parent or any other Affiliate, with the understanding that with respect to business opportunities that pertain to lines of business conducted by both Parent (and/or any subsidiary or division of Parent) and Buyer, all business opportunities will be directed in good faith and in a manner that Buyer believes will not impair Buyer’s profitability; and (z) not transfer or permit the licensing of any of its material operating assets, rights or properties of Buyer unless such license is for consideration and on an arms-length basis.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date of this Agreement as follows:

4.1           Due Incorporation, etc.  Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each other jurisdiction where it is licensed or qualified to do business, with all requisite power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted.  Seller is licensed or qualified to do business and is in good standing in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses transacted by it require such licensing or qualification, unless such failure would not have a Material Adverse Effect.  The jurisdictions in which Seller is licensed or qualified to do business are set forth on Schedule 4.1.  The Stockholders are the sole stockholders of Seller.

4.2           Due Authorization.  Seller has full power and authority to enter into this Agreement and the Related Agreements to which respectively is a party and to consummate the Contemplated Transactions.  The execution, delivery and performance by Seller of this

Agreement and the Related Agreements have been duly and validly approved by Seller’s Board of Directors and by all stockholders of Seller entitled to vote thereon, and no other actions or proceedings on the part of Seller are necessary to authorize this Agreement, the Related Agreements and the Contemplated Transactions.  Seller and each Stockholder has duly and validly executed and delivered this Agreement and prior to or at the Closing will duly and validly execute and deliver the Related Agreements to which it respectively is a party.  This Agreement constitutes a legal, valid and binding obligation of Seller and the Stockholders and upon the execution and delivery by Seller and the Stockholders of the Related Agreements to which they are respectively a party, such Related Agreements will constitute legal, valid and binding obligations of Seller and the Stockholders, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

4.3           Subsidiaries and Investments.  Except as set forth on Schedule 4.3, since its date of incorporation, Seller has not directly or indirectly:  (a) owned, of record or beneficially, any subsidiary or any common stock or other equity interest in any corporation, partnership, limited liability company, joint venture, trust or other entity; (b) controlled any corporation, partnership, limited liability company, joint venture, trust or other entity; or (c) had any obligations to purchase equity or debt securities of any other entity.

4.4           Consents and Approvals; No Conflicts, etc.

(a)          Except for certain consents set forth on Schedule 4.4 (“Consents”), no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Seller and the Stockholders of this Agreement and the Related Agreements or the consummation of the Contemplated Transactions.

(b)          Except as set forth on Schedule 4.4, the execution, delivery and performance by Seller and the Stockholders of this Agreement and the Related Agreements do not and will not (i) violate any Law, applicable to Seller, any of the Acquired Assets or the Business; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien other than Permitted Liens upon any of the assets or properties of Seller under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any material Contract (including any non-competition, non-solicitation, confidentiality, trade secret or other similar agreement) to which Seller or the Stockholders are a party or by which Seller or the Stockholders or any of the Acquired Assets are bound; (iii) permit the acceleration of the maturity of any indebtedness of Seller or indebtedness secured by any of the Acquired Assets; or (iv) violate or conflict with any provision of any of the Articles of Incorporation or Bylaws of Seller.

4.5           Financial Statements; No Undisclosed Liabilities.

(a)          Except as set forth on Schedule 4.5(a), the Financial Statements present fairly in all material respects the financial position, assets and liabilities of Seller as of the dates thereof and the revenues, expenses, results of operations and cash flows of Seller for the periods covered thereby and changes in stockholders’ equity of Seller as of the dates and for the periods covered thereby, in each case in conformity with GAAP during such periods in accordance with the past accounting practices of Seller, subject to the lack of footnote disclosures.  The Financial Statements have been prepared, in all material respects, in accordance with the books and records of Seller.  Except as set forth on Schedule 4.5(a), the Financial Statements do not include any intercompany revenues, expenses, assets or liabilities among Seller and its Affiliates.

(b)          Seller does not have any liabilities, debts, claims or obligations (including “off-balance sheet” liabilities, debts, claims or obligations), whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than (i) as set forth on Schedule 4.5(b) or reflected or reserved in the Latest Balance Sheet and (ii) accounts payable and accrued current liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet.

4.6           No Adverse Effects or Changes.

(a)          Except as set forth on Schedule 4.6, since January 1, 2008, Seller has conducted its Business in all respects in the ordinary course and consistent with past practices.  Without limiting the foregoing, except as set forth on Schedule 4.6, since January 1, 2008, Seller has not:

(i)           suffered any Material Adverse Effect and, to Seller’s Knowledge, no event has occurred that with or without the passage of time or any notice, would reasonably be expected to have a Material Adverse Effect;

(ii)          taken any action, or entered into or authorized any Contract or transaction other than in the ordinary course of business and consistent with past practice;

(iii)         sold, leased, transferred, conveyed, assigned or otherwise disposed of any of its assets or properties, except sales of inventory in the ordinary course of business and consistent with past practice; or

(iv)         permitted any damage, destruction, or loss of $100,000 or more, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Acquired Assets.

(b)          Except as set forth in Schedule 4.6, since January 1, 2008, Seller has not:

(i)           authorized, issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any equity securities or any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

(ii)           authorized, issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities, or borrowed or agreed to borrow any funds, other than in the ordinary course of Business consistent with past practice;

(iii)          incurred or paid any obligation or liability (absolute or contingent) other than current liabilities or Indebtedness incurred in the ordinary course of Business consistent with past practice;

(iv)          committed to make or declare any payment of dividends or distributions (which have not been made or paid as of the date hereof), or committed to purchase or redeem any capital stock or other equity interest (which have not been purchased or redeemed as of the date hereof);

(v)           except in the ordinary course of Business consistent with past practice, made or permitted any material amendment or termination of any Contract;

(vi)          undertaken or committed to undertake capital expenditures that, when added to all other capital expenditures since January 1, 2007, exceeded $100,000;

(vii)         committed to make charitable donations (which have not yet been made as of the date hereof) in excess of $10,000 in the aggregate;

(viii)        cancelled any debts owed to or claims held (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice;

(ix)                                created, incurred or assumed, or agreed to create, incur or assume, any Indebtedness, other than any Permitted Liens;

(x)                                   accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(xi)                                delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(xii)                             allowed the levels of raw materials, supplies, work-in-process, finished goods, goods on consignment or other materials included in the inventory of the Business to vary in any material respect from the levels customarily maintained in the Business;

(xiii)                          adopted any stock based incentive plan;

(xiv)        changed Seller’s year end, revalued any of its assets or made any change in the accounting principles and practices used by Seller from those applied in the preparation of the Financial Statements;

(xv)         effected or been a party to any merger, consolidation, amalgamation, share exchange or other business combination, or adopted a plan (or the resolutions) for a partial or complete liquidation, dissolution, restructuring, recapitalization, reorganization, reclassification of Seller’s shares, equity split, division of Seller’s shares, reverse equity split, consolidation of Seller’s shares or similar transaction;

(xvi)        established, adopted or materially amended any bonus, profit sharing, compensation, severance, termination, pension, retirement, or deferred compensation agreement or plan for the benefit of any officer or employee or entered into, amended or modified any employment, collective bargaining or other similar arrangements with any employee or officer;

(xvii)       instituted or incurred any increase (A) in any wages, salary, bonus or other compensation payable to any Person providing substantially full-time employee-equivalent services to the Business or (B) in any existing profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to any Person providing substantially full-time employee-equivalent services to the Business, other than amounts which, in the aggregate, do not exceed fifteen percent (15%) of the levels of compensation paid to all such Persons in 2006;

(xviii)      acquired any real property or committed to acquire any real property;

(xix)                           made any material change to its internal controls over financial reporting, or identified or became aware of any fraud or any significant deficiency or material weakness in internal control over financial reporting;

(xx)                              entered into any agreement containing any provision or covenant limiting in any respect its ability to (a) sell or buy any products or services to or from any other Person, (ii) engage in any line of business, or (iii) compete with any Person;

(xxi)                           commenced any action, suit or proceeding seeking an amount in excess of $100,000, or settled any pending action, suit or proceeding at a cost in excess of $50,000; or

(xxii)                        entered into or become committed to enter into any other transaction other than in the ordinary course of business and consistent with past practices.

4.7           Title to Properties.  Except as set forth on Schedule 4.7, Seller has good and valid record and marketable title to and are the lawful owner of, the Acquired Assets, free and clear of any Liens other than Permitted Liens.  Seller has the full right to sell, convey, transfer, assign and deliver the Acquired Assets to Buyer, and, at and as of the Closing Date, Buyer will have, good and valid record and marketable title to all of the Acquired Assets, free and clear of all Liens other than (i) Liens for Taxes, assessments or other governmental charges not yet due and payable, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, (iii) any interest or title of a lessor under any Personal Property Lease or Real Property Lease or of any licensor under a license (including, without limitation, licensed Intellectual Property) or restrictions imposed on a lessee under the terms of any such lease or license, (iv) Liens securing any liability or obligation described in Section 2.5 that shall be terminated at Closing; and (v) those Liens set forth on Schedule 4.7 (subsections (i) through (v), collectively “Permitted Liens”).

4.8           Condition and Sufficiency of Assets.  Except as set forth on Schedule 4.8, all of the tangible Acquired Assets, whether real or personal, owned or leased, are as a whole in good operating condition and repair (with the exception of normal wear and tear), and are usable in the conduct of normal operations of the Business.  The Acquired Assets constitute all the assets, properties and rights that are required for or currently used in connection with the conduct of the Business as it is presently conducted.

4.9           Real Property and Real Property Leases.

(a)           Seller does not presently own, and Seller has never owned, since the date of its incorporation, any fee simple interest in real property.

(b)           Schedule 2.2(b) sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, any amendments or modifications thereto), under which Seller is a lessee of, or holds or operates, any real property owned by any third Person.  A true and complete copy of each such lease agreement has been made available to Buyer on the Datasite.

(c)           Except as set forth in Schedule 2.2(b):

(i)           Seller has complied in all material respects with all Real Property Leases and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent, under any lease agreement listed in Schedule 2.2(b); Seller has not received any written notice from any lessor alleging that Seller is not in compliance with the terms of such lease, other than those claims which have been fully resolved;

(ii)          to Seller’s Knowledge, Seller has the right to quiet enjoyment of all the real property covered by the Real Property Leases for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and, to Seller’s Knowledge, the leasehold or other interest of Seller in the Real Property Leases is not subject or subordinate to any Liens, other than Permitted Liens; and

(iii)         to Seller’s Knowledge, no security deposit or portion thereof deposited with respect to such lease agreement has been applied in respect of a breach or default under such lease agreement which has not been redeposited in full; Seller does not, and will not owe in the future, any brokerage commissions or finder’s fees with respect to any such lease agreement.

(d)           To Seller’s Knowledge, neither the whole nor any part of the Real Property leased pursuant to the Real Property Leases is subject to any pending suit for condemnation or other taking by any Governmental Authority, and, to the Knowledge of Seller, no such condemnation or other taking is threatened or contemplated.

4.10         Equipment.  Schedule 2.1(a) sets forth a true, accurate and complete list of all of the Equipment having an original acquisition cost of $20,000 or more per item.  The Equipment does not include any vehicles.  The Personal Property Leases set forth on Schedule 2.2(a) constitute all leases by Seller of any item of personal property used by Seller.

4.11         Inventories.  Schedule 2.1(b) sets forth a true, accurate and complete schedule of all Inventories as of December 31, 2007.  The Inventories, taken as a whole and net of any inventory reserves set forth on the Financial Statements, are of merchantable quality, are not obsolete and are usable or saleable in the ordinary course of business, have not been pledged or otherwise given as collateral, and are not held by Seller on assignment or consignment.  The Inventories are fairly reflected in the inventory accounts on the balance sheets included in the Financial Statements in accordance with GAAP, including all appropriate reserves, and are valued at the lower of cost or market.

4.12         Accounts Receivable.  Schedule 4.12 sets forth a true, accurate and complete aging schedule of all Accounts Receivable as of December 31, 2007.  Except as set forth on Schedule 4.12, all accounts receivable of Seller have arisen from bona fide transactions by Seller in the ordinary course of the Business.  To Seller’s Knowledge, all accounts receivable reflected in the Latest Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Latest Balance Sheet.  None of the accounts receivable to be reflected in the Closing Date Statement will be subject to any setoffs in excess of any reserve therefor contained in the Closing Date Statement or any counterclaim.

4.13         Intellectual Property.

(a)          Schedule 2.1(e) sets forth, for the Intellectual Property owned by Seller, an accurate list of all U.S. and foreign (i) issued and pending patents and patent applications; (ii) registered or pending trademarks; (iii) Internet domain registrations; and (iv) copyright registrations and mask work, copyright and mask work applications.  The Intellectual Property of Seller includes all Intellectual Property used in connection with Seller’s Business as currently conducted, whether registered or existing at common law.

(b)          Schedule 2.1(e) sets forth a complete and accurate list of all agreements (whether oral or written) to which Seller is a party or otherwise bound, (i) granting or obtaining for Seller any right to use or practice any rights under any Intellectual Property, or (ii) restricting Seller’s rights to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”).  Seller has not licensed or sublicensed its rights in any Intellectual Property to any Third Party other than pursuant to the License Agreements.  No royalties, honoraria or other fees are payable by Seller to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements.

(c)           Except as set forth on Schedule 2.1(e):

(i)           Seller owns, or has a valid right to use and transfer to Buyer, free and clear of all Liens other than Permitted Liens, all of its Intellectual Property.  Seller is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on Schedule 2.1(e).

(ii)          The Intellectual Property listed on Schedule 2.1(e) owned by Seller and, to the Knowledge of Seller, any Intellectual Property used by Seller, is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned, and is valid and enforceable.  None of the Intellectual Property owned by Seller has been developed by any employee of Seller or by any other Person except a Person who has either executed a “work for hire” agreement or assigned all rights to Seller or to a predecessor in interest.

(iii)         Except as set forth on Schedule 2.1(e), there is no pending or, to the Knowledge of Seller, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (A) involving the Intellectual Property owned by Seller, or to the Knowledge of Seller, the Intellectual Property licensed to Seller or (B) alleging that the activities or the conduct of Seller’s business does or will infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property by Seller.  There are no settlements, forbearances to use, consents, judgments, or orders or similar obligations other than the License Agreements which (1) restrict Seller’s rights to use any Intellectual Property owned by Seller, (2) restrict the Business in order to accommodate a third party’s Intellectual Property or (3) permit third parties to use any Intellectual Property owned or controlled by Seller.

(iv)         The conduct of the Business as currently conducted or planned to be conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any Intellectual Property owned by any third party.  Except as set forth on Schedule 2.1(e), to the Knowledge of Seller, no third party is misappropriating, infringing or violating any Intellectual Property owned by Seller and no such claims, suits, arbitrations or other adversarial proceedings have been brought against any third party by Seller which remain unresolved.

(v)          Seller has taken all measures necessary to protect the confidentiality of its Trade Secrets, including requiring its employees and other parties having access thereto to execute written confidentiality agreements.  To the Knowledge of Seller, no Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a confidentiality or non-disclosure agreement.  To the Knowledge of Seller, no party to any non-disclosure agreement relating to its Trade Secrets is in breach or default thereof.

4.14         Contracts.  Schedule 2.2(a), Schedule 2.2(b), Schedule 2.2(f) and Schedule 4.14 set forth a true, accurate and complete list of all Personal Property Leases, Real Property Leases, Governmental Authorizations and Contracts to which Seller is a party or by which Seller is bound, except for Contracts that involve performance of services or delivery of goods or materials by or to Seller in an aggregate amount or value of up to $25,000 and Contracts consisting solely of purchase orders.  Seller has made available to Buyer on the Datasite true, accurate and complete copies of each document set forth on Schedule 2.2(a), Schedule 2.2(b), Schedule 2.2(f) and Schedule 4.14.

4.15         Governmental Authorizations; Regulatory Compliance.

(a)          Schedule 2.2(f) sets forth a true, accurate and complete list of all Governmental Authorizations held by Seller, which constitute all of the Governmental Authorizations used by Seller to conduct the Business as currently conducted.  All such Governmental Authorizations are in full force and effect.  Seller owns, holds or possesses all Governmental Authorizations, licenses, franchises, permits, privileges, immunities, approvals, registrations and other authorizations from a Governmental Authority which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business as presently conducted, except for such Governmental Authorizations as to which the failure to so own, hold or possess would not reasonably be expected to have a Material Adverse Effect.  Complete and correct copies of all of the Governmental Authorizations have heretofore been made available to Buyer on the Datasite.

(b)          Except as set forth in Schedule 2.2(f), (i) Seller is not in material violation of any of its obligations under or with respect to any of the Governmental Authorizations, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Authorization or which permits or, after notice or lapse of time or both, would permit revocation, alteration or termination of any such Governmental Authorization, or which is reasonably likely to adversely affect the rights of Seller under any such Governmental Authorization, and (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Authorization, or of any event, condition or state of facts described in the preceding clause, has been received by, or is within the Knowledge of Seller.  To Seller’s Knowledge, each of the Governmental Authorizations is legal, valid, subsisting and in full force and effect.

(c)          The Acquired Assets include copies of all policies, procedures, plans and protocols currently used by Seller to operate the Business as currently being conducted, and no other policies, procedures, plans and protocols are required under any Law other than those provided under Schedule 2.2(f).  Seller has delivered or made available to Buyer on the Datasite correct and complete copies of all such policies, procedures, plans and protocols.

4.16         Insurance.  Schedule 4.16 sets forth a true, accurate and complete list of all policies of fire, liability, workmen’s compensation, title and other forms of insurance owned, held by or applicable to Seller and its assets, and Seller has provided or made available to Buyer on the Datasite a true, accurate and complete copy of all such policies, including all occurrence-based policies applicable to Seller and its assets for all periods prior to the Closing Date.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Seller has not made any claim in excess of $50,000 with respect to such policies within the past three (3) years, except as reflected on Schedule 4.16.

4.17         Employee Benefit Plans and Employment Agreements.

(a)          Schedule 4.17 contains a list setting forth each Benefit Plan or arrangement maintained, or directly contributed to, by Seller with respect to employees of Seller.  None of the Benefit Plans is a “multi-employer plan” as described in Section 3(37) of ERISA.  A true and correct copy of each of the Benefit Plans as in effect on the date hereof and all contracts, summary plan, descriptions and documents provided to or retrieved from any Governmental Authority relating thereto, or to the funding thereof, has been made available to Buyer on the Datasite.  Each Benefit Plan has been administered in all material respects in compliance with its terms and with all applicable Laws, including ERISA and the Code and there has been no notice issued by any Governmental Authority questioning or challenging such compliance.  Each Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Benefit Plan is so qualified under the Code and, to Seller’s Knowledge, no circumstance exists which might cause such Benefit Plan to cease being so qualified.  There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened involving any Benefit Plan or the assets of any Benefit Plan.  Seller does not have any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA.  All Benefit Plans and other compensation arrangements subject to Section 409A of the Code are in good faith compliance with the currently applicable requirements of Section 409A and the regulations, rulings and notices thereunder.  No amounts related to any Benefit Plan or other compensation arrangement will become payable as a result of the Closing or at any time thereafter for which Buyer could bear any liability.

(b)          Seller does not have, and has never had, any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, in respect to any Benefit Plan or arrangement  maintained, or contributed to, by ADP.

4.18         Employment and Labor Matters.

(a)          Schedule 4.18(a) sets forth a list of all employees of ADP provided under the PEO Services Agreement (“ADP Employees”) as of March 7, 2008 and the details of all aspects of their compensation by Seller including position, start date, salary, bonus, vacation pay or entitlement.  All ADP Employees are provided to Seller by ADP pursuant to the PEO Services Agreement.  To Seller’s Knowledge, there is, and during the past three (3) years there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty actually pending or threatened against or involving ADP or Seller by ADP Employees.  To Knowledge of Seller, none of the ADP Employees is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made or during the past three (3) years has been made to organize the ADP Employees to form or enter a labor union or similar organization.

(b)          All Seller’s policy and procedure manuals have been delivered or made available to Buyer on the Datasite.

(c)           Schedule 4.18(c) sets forth a list of all ADP Employees who were provided by ADP to Seller and: (i) whose assignment from ADP to Seller has been terminated or expired since January 1, 2007, or (ii) to Seller’s Knowledge, who have indicated that they will be leaving or considering leaving ADP’s employ.

(d)           At no point in the last twelve months has Seller employed, either individually or jointly with others, 100 or more full-time employees or ADP Employees or 100 or more employees or ADP Employees who, in the aggregate, worked at least 4,000 hours per week.  Seller is not an “employer” as defined under the Worker Adjustment and Retraining Notification Act (“WARN”), 29, U.S.C. Section 2101, et seq., or similar state law provisions.

(e)           Seller (i) has complied in all substantial respects with all Laws applicable to Seller with respect to all Persons who have provided services to Seller on a substantially full-time employee-equivalent basis, and (ii) has not incurred any liability, whether direct, indirect, contingent or otherwise (including any Tax liability), with respect to the utilization of services provided to Seller by the ADP Employees except pursuant to obligations arising under the PEO Services Agreement.

4.19                           Taxes.

(a)           Seller has timely filed all Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable Laws and regulations.  All Taxes owed by Seller or for which Seller would have liability under any Law (whether or not shown or required to be shown on any Tax Return) have been paid except such Taxes, if any, as are being contested in good faith and to which adequate reserves have been provided in accordance with GAAP.  Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.  To Seller’s Knowledge, no claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.  There are no Liens, other than Permitted Liens, on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)           To the Knowledge of Seller, no authority is likely to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Tax Liability of Seller either (A) claimed or raised by any authority in writing or (B) to Seller’s Knowledge, based upon personal contact with any agent of such authority.  Schedule 4.19 lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has made available to Buyer on the Datasite correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since December 31, 2004.

(d)           Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)           The unpaid Taxes of Seller (A) did not, as of the December 31, 2007, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed the amount of such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

(f)            None of the Assumed Obligations is an obligation to make a payment that is not deductible under Section 280G of the Code.  Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  Seller is not a party to any Tax allocation or sharing agreement.  Seller (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) and (B) does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.20                           No Defaults or Violations.  Except as set forth on Schedule 4.20:

(a)           Seller is not currently in default under, or in violation of, the terms of any Contract or Governmental Authorization to which it is a party or under which it has any rights or by which it is bound, and to the Knowledge of Seller, no other party to any such Contract or Governmental Authorization has breached such Contract Governmental Authorization or is in default thereunder.  Since January 1, 2005, Seller has not (i) breached or violated the terms of any Governmental Authorization nor (ii) breached, defaulted under, or violated any Contract (which breach, default or violation has heretofore been waived or cured), where the cost to Seller of such breach, default or violation (by way of credit, offset and/or payment) exceeded, in the aggregate, $100,000.  Seller has not received any notice of any and, to Seller’s Knowledge, there exists no, dispute, claim, event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default under any Contract or Governmental Authorization to which Seller is a party or under which it has any rights or by which it is bound.

(b)           All of the Contracts and Governmental Authorizations to which Seller is a party are in full force and effect and constitute the legal, valid and binding obligation of Seller and, to Seller’s Knowledge, the other parties thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

(c)           Seller, each of the Acquired Assets and each of the Leased Assets is in compliance in all material respects with all Laws or Governmental Authorizations applicable to Seller, such Acquired Assets and such Leased Assets.

(d)           Since January 1, 2005, no written notice from any Governmental Authority has been received by Seller claiming any violation of any Law or requiring any capital expenditure, or asserting any Tax, assessment or penalty.

4.21                           Environmental Matters.  Except as set forth on Schedule 4.21:

(a)           The Business, the Acquired Assets and the Real Property pursuant to the Real Property Leases are in full compliance with all Environmental Laws in effect as of the date hereof, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Lien under any Environmental Law;

(b)           Seller is in possession of all Environmental Governmental Authorizations required for the conduct or operation of its Business (or any part thereof), and is in full compliance with all of the requirements and limitations included in such Environmental Governmental Authorizations;

(c)           There are no, and Seller has never used or stored any, Hazardous Substances in, on, or at any of the properties or facilities which are part of the Acquired Assets or the Real Property pursuant to the Real Property Leases, and no Hazardous Substances have been used in the construction or repair of, or any alterations or additions to, any of the Acquired Assets or the Real Property pursuant to the Real Property Leases, except in each case for inventories of substances set forth on Schedule 4.21 which are used or are to be used in the ordinary course of business (which inventories have been stored and used in accordance with all applicable Environmental Laws and Governmental Authorizations, including all so-called “Right To Know Laws”);

(d)           Since January 1, 2005, Seller has not received any notice from any Governmental Authority or any other Person that any aspect of the Business or the operation thereof or the Acquired Assets or the Real Property pursuant to the Real Property Leases is in violation of any Environmental Law or Governmental Authorization, or that Seller is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location;

(e)           Since January 1, 2003, Seller has never deposited or incorporated any Hazardous Substances into, on, beneath, or adjacent to any property which is part of the Acquired Assets or the Real Property pursuant to the Real Property Leases;

(f)            Since January 1, 2005, Seller has never been subject to any pending or, to Seller’s Knowledge, threatened litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of any Environmental Law; and

(g)           Seller has since January 1, 2005, timely filed all reports and notifications required to be filed with respect to all of its properties and facilities and has generated and maintained all required records and data under all applicable Environmental Laws.

4.22                           Litigation.

(a)           Except as set forth on Schedule 4.22, there are no pending actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to Seller’s Knowledge, threatened against or affecting Seller or any of its officers, directors, employees, agents or stockholders thereof in their capacity as such, or any of the properties or businesses of Seller, including the Acquired Assets, the Leased Assets and the Real Property Leases, and Seller is not aware of any facts or circumstances which may reasonably be expected to give rise to any of the foregoing.  Except as set forth on Schedule 4.22, all of the proceedings pending or, to Seller’s Knowledge, threatened against Seller are fully covered (subject to any applicable deductibles) by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties).  Except as set forth on Schedule 4.22, Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority.  Seller has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which Seller has any continuing obligation.

(b)           There are no claims, actions, suits, proceedings or investigations pending or, to Seller’s Knowledge, threatened by or against Seller with respect to this Agreement or the Related Agreements, or in connection with the Contemplated Transactions, and Seller has no reason to believe there is a basis for any such claim, action, suit, proceeding, or investigation.

4.23                           Brokers.  Except as set forth on Schedule 4.23 and subject to the provisions of Section 5.4, Seller has not employed or made use of the services of any broker or finder in connection with the Contemplated Transactions, and neither Buyer nor any Affiliate of Buyer has or shall have any liability or otherwise suffer or incur any Damages as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Seller in connection with any of the Contemplated Transactions.

4.24                           No Conflict of Interest.  Except as disclosed on Schedule 4.24, since January 1, 2004 neither the Stockholders nor any of their Affiliates have or claim to have any direct or indirect interest in any tangible or intangible property used in the Business, except as a holder of shares of capital stock in Seller.  Except as disclosed on Schedule 4.24, since January 1, 2004 neither the Stockholders nor any of their Affiliates (i) have any direct or indirect interest in, or any financial arrangement with, any other Person that has any Contract, arrangement, or does business, with Seller or (ii) otherwise have any claim or rights against Seller or the Acquired Assets.  Schedule 4.24 contains a complete and accurate description of all such Persons, interests, Contracts, arrangements, claims, rights and other matters.  Except as set forth in Schedule 4.24, neither the Stockholders nor any of their Affiliates are engaged in competition with Seller with respect to the Business.

4.25                           Major Customers and Suppliers.

(a)           Major Customers.  Schedule 4.25(a) contains a list of the ten (10) largest customers of Seller, including distributors, for each of 2005, 2006 and 2007 (determined on the basis of the total dollar amount of sales) showing the total dollar amount of net sales to each such customer during each such period.  Except as set forth in Schedule 4.25(a), to Seller’s Knowledge, none of the customers listed on Schedule 4.25(a) will cease to be a customer of the purchased Business after the Closing or will substantially reduce its purchases during the next twelve (12) months.

(b)           Major Suppliers.  Schedule 4.25(b) contains a list of the ten (10) largest suppliers to Seller for each of 2005, 2006 and 2007 (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such period.  To Seller’s Knowledge, the suppliers listed on Schedule 4.25(b) will continue to supply goods to the Business after the Closing in substantially the same quantities and quality and at substantially the same prices as provided prior to Closing.

(c)           Dealers and Distributors.  Schedule 4.25(c) contains a list by product line of all sales representatives, dealers, distributors and franchisees of Seller showing the commission or other compensation arrangements between Seller and any such Person.  Seller has delivered or made available to Buyer on the Datasite true, correct and complete copies of all sales representative, dealer, distributor and franchise contracts and written policy statements relating to Persons listed in Schedule 4.25(c).

4.26                           Product Warranty and Product Liability.  Schedule 4.26 contains a true, correct and complete copy of Seller’s current standard warranty or warranties for sales of Products.  Schedule 4.26 contains a description of all product liability claims in excess of $50,000 and similar Litigation relating to Products manufactured or sold, or services rendered, which are presently pending against Seller or which, to the Knowledge of Seller, have been threatened in writing, or which have been commenced against Seller since January 1, 2005, in which a party thereto either requests injunctive relief or alleges damages in excess of $25,000 (whether or not covered by insurance).  To the Knowledge of Seller, there are no defects in design, construction or manufacture of Products which would materially adversely affect performance or create an unusual risk of injury to Persons or property.  Except as set forth on Schedule 4.26, none of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign by Seller and, to the Knowledge of Seller, no facts or conditions exist which could reasonably be expected to result in such a recall campaign.  Seller has timely complied with all inspections required or contemplated under 16 C.F.R. §§ 1303 and 1508 (1999) and the American Society for Testing and Materials (ASTM) standards and specifications relating to child and consumer safety.  To the Knowledge of Seller, the Products have been designed, manufactured and tested so as to meet and comply with 16 C.F.R. §§ 1303 and 1508 (1999) and the American Society for Testing and Materials (ASTM) standards and specifications relating to child and consumer safety.  As used in this Agreement, the term “Products” means any and all products manufactured, distributed and sold by Seller to anyone other than Buyer, or by any predecessor of Seller under any brand name or mark under which products are or have been manufactured, distributed and sold by Seller.

4.27                           Budgets.  Schedule 4.27 sets forth (i) as of the date hereof the operating and capital expenditures budgets of Seller prepared in the ordinary course of business for the fiscal year ending December 31, 2007 and (ii) the total capital expenditures from January 1, 2008 through February 29, 2008.

4.28         Financial Projections.  Seller has made available to Buyer on the Datasite certain financial projections with respect to the Business, which projections were prepared for internal use only.  Seller makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved or otherwise, except that Seller represents and warrants that such projections were prepared in good faith and are based on assumptions believed by Seller to be reasonable.

4.29         Accuracy of Statements.  Neither this Agreement, nor any schedule or exhibit attached hereto, nor any certificate by or on behalf of Seller delivered in connection herewith or at Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements by Seller contained herein or therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

5.1           Due Organization.  Buyer is a corporation, duly formed, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as they are now being conducted.

5.2           Due Authorization.  Buyer has full power and authority to enter into this Agreement and the Related Agreements to which it is a party and to consummate the Contemplated Transactions.  The execution, delivery and performance by Buyer of this Agreement and its Related Agreements have been duly and validly approved by the Board of Directors of Buyer, and no other actions or proceedings on the part of Buyer are necessary to authorize this Agreement, the Related Agreements and the Contemplated Transactions.  Buyer has duly and validly executed and delivered this Agreement and prior to or at the Closing will duly and validly execute and deliver the Related Agreements to which it is a party.  This Agreement constitutes a legal, valid and binding obligation of Buyer and upon the execution and delivery by Buyer of the Related Agreements to which it is a party, such Related Agreements will constitute legal, valid and binding obligations of Buyer, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

5.3           Consents and Approvals; No Conflicts, etc.

(a)          Except as set forth on Schedule 5.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Buyer of this Agreement and the Related Agreements and the consummation of the Contemplated Transactions.

(b)           Except as set forth on Schedule 5.3, the execution, delivery and performance by Buyer of this Agreement or the Related Agreements do not and will not (i) violate any Law applicable to Buyer or any of its properties or assets; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Buyer under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Buyer is a party or by which Buyer or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Buyer or indebtedness secured by any of its assets or properties; or (iv) violate or conflict with any provision of Buyer’s Certificate of Incorporation or Bylaws.

5.4                                 No Proceedings.  No action or proceeding by an Governmental Authority or other Person has been instituted or threatened against Buyer which would reasonably be expected to enjoin, restrain or prohibit, or result in substantial damages in respect of, any provision of this Agreement or the consummation of the Contemplated Transactions.

5.5                                 Sufficient Funds.  Buyer has, on the date hereof and as of the Closing Date, the financial capability to purchase the Acquired Assets on the terms and subject to the conditions set forth in this Agreement.

5.6                                 Brokers.  Buyer has not employed or made use of the services of any broker or finder in connection with the Contemplated Transactions, and Seller, Stockholders nor any Affiliate of Seller or Stockholders has or shall have any liability or otherwise suffer or incur any Damages as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Buyer in connection with any of the Contemplated Transactions.  Notwithstanding the foregoing, Buyer shall be fully responsible for any and all sums due to Century Park Capital Partners II, L.P. with respect to the Contemplated Transactions.

ARTICLE VI

COVENANTS

6.1                                 Implementing Agreement.  Subject to the terms and conditions hereof, each party hereto shall use commercially reasonable efforts to facilitate the consummation of the Contemplated Transactions.  Without limiting the generality of the foregoing, Seller shall not encumber the Acquired Assets, shall not sell the Acquired Assets (except for sales of Inventories in the ordinary course) to any Person other than Buyer (or an Affiliate of Buyer) and shall not take any other action which would have the effect of preventing or disabling Seller’s performance of its obligations under this Agreement.

6.2                                 Consents and Approvals.  Seller shall diligently pursue the Key Consents, certificates and other documents required in connection with the performance by them of this Agreement and the consummation of the Contemplated Transactions, including all such consents and approvals by each party to any of the Contracts referred to in Section 2.2; provided that no Contract will be made by Seller (or any representative of Seller) with any third party to obtain any such consent or approval except in accordance with a plan previously approved by Buyer in writing.  Seller and Buyer shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made by them in connection with the foregoing prior to the Closing Date by, or on behalf of, Seller or any of its Affiliates pursuant to any applicable Law or Contract in connection with this Agreement, the Related Agreements and the Contemplated Transactions (including filings, if any, required under the HSR Act or other applicable merger control, antitrust or similar Laws) (collectively, the “Other Filings”).  Buyer and Seller will each promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any Other Filings by any Governmental Authority or official, and Buyer and Seller will each supply the other with copies of all correspondence between Buyer or Seller, as the case may be, and any other appropriate governmental official with respect to any Other Filings.  Buyer and Seller hereby covenant and agree to use commercially reasonable efforts to secure termination of any waiting periods under the HSR Act or other applicable merger control, antitrust or similar Laws and obtain the approval of any Governmental Authority necessary to consummate the transactions contemplated hereby.  Except with respect to fees in connection with filings under the HSR Act, which shall be borne solely by Buyer, all transfer fees and expenses incurred in connection with this Section 6.2 (including the assignment fee payable under the Graco License Agreement) and the Taxes described in Section 6.11(b) shall be paid (a) one-half by Seller and (b) one-half by Buyer; provided, that in no event shall Buyer’s payment of such transfer fees and expenses and such Taxes exceed $100,000.

6.3                                 Access to Information and Facilities.  From and after the date of this Agreement until the Closing Date, Seller shall (a) upon reasonable notice from Buyer to Seller, give Buyer and Buyer’s representatives reasonable access during or after normal business hours, at Seller’s election, to all of the facilities, properties, books, records and Contracts of Seller and (b) furnish or make available to Buyer and its representatives copies of any and all information concerning Seller which Buyer or its representatives reasonably request, including access to Seller’s accountants and to the work papers of such accountants, provided that nothing herein will obligate Seller to take any actions that would unreasonably interrupt the normal course of its business or to violate any Law or the terms of any Contract to which Seller is a party or to which any of its assets are subject.  Between the date of this Agreement and the Closing, Seller shall confer with Buyer concerning material operational matters related to the Business and shall report periodically to Buyer concerning the Business as reasonably requested by Buyer.

6.4                                 2007 EBITDA Benchmark; Preservation of Business.

(a)           On or before the Closing Date, Seller shall deliver to Buyer a certificate, together with evidence that supports such certificate, that the Business has achieved or exceeded the agreed EBITDA as of December 31, 2007 as set forth on Schedule 3.6.

(b)           From the date of this Agreement until the Closing Date, Seller shall, in all material respects, operate only in the ordinary course of business in a manner consistent with past practice and, to the extent consistent therewith, shall (i) preserve intact the present business organization and personnel of Seller, (ii) preserve the goodwill and advantageous relationships of

Seller with customers, suppliers, independent contractors, employees and other Persons material to the operation of the Business, (iii) not permit any action or omission which would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached or (iv) prevent the occurrence of any event or series of related events that cause or would reasonably be expected to cause a Material Adverse Effect.

(c)                                  Without limiting the generality of the foregoing, prior to the Closing Seller shall not, in all material respects, without the prior written consent of Buyer:

(i)            sell, transfer, convey or otherwise dispose of, or encumber with any Lien, other than Permitted Liens, any Acquired Assets other than cash or property except sales of inventory in the ordinary course of business and consistent with past practice;

(ii)           make any changes in its accounting systems, policies, principles or practices;

(iii)          enter into, authorize or permit any transaction with the Stockholders or any of their Affiliates;

(iv)          authorize for issuance, issue, sell or deliver, or agree or commit to issue, sell or deliver, any shares of capital stock or any other securities of Seller, or amend any of the terms of any such capital stock or other securities;

(v)           make any borrowings or incur any debt, or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for any obligations of any other Person or make any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses incurred in the ordinary course of business and consistent with past practice);

(vi)          make any loans, advances or capital contributions to, or investments in, any other Person;

(vii)         enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan or fund for the benefit or welfare of any director, officer or employee, or increase the compensation or benefits of any director, officer or employee not required by an existing plan or arrangement; provided that the foregoing shall exclude increases in compensation and benefits in the ordinary course of business as long as such increases do not exceed five percent (5%) of all compensation and benefits paid, in the aggregate, to employees of Seller and the ADP Employees in 2007 (other than those ADP Employees listed on Schedule 6.4(c)(vii));

(viii)        acquire, lease, convey, or otherwise transfer or dispose of any assets (other than cash) having an individual book value in excess of $15,000 or make any other capital expenditures which individually or in the aggregate are in excess of $15,000;

(ix)           amend, modify, extend, renew or terminate any Personal Property Lease or Real Property Leases, nor enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Buyer;

(x)            agree to any obligation in settlement or compromise of any suit or claim of liability that could be binding on Buyer;

(xi)           merge into or with or consolidate with any other Person;

(xii)          make any change to its organizational documents;

(xiii)         enter into any other Contract other than in the ordinary course of business and consistent with past practice;

(xiv)        adopt any collective bargaining agreement;

(xv)         waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value; or

(xvi)        agree, whether in writing or otherwise, to do any of the foregoing.

(d)                                 Without limiting the generality of Section 6.4(a), until the Closing, Seller shall:

(i)            maintain its books, accounts and records in the usual, regular and ordinary manner, and on a basis consistent with the Financial Statements and past practices of Seller;

(ii)           continue to carry its existing insurance through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist; and

(iii)          duly comply with all Laws applicable to the Business.

6.5                                 Supplemental Disclosure Schedules.  Contemporaneously with the execution and delivery of this Agreement by the parties hereto, Seller is delivering to Buyer a document of even date herewith entitled Disclosure Schedules (as amended from time to time as provided herein, the “Disclosure Schedules”), which Disclosure Schedules, as provided in greater detail therein, contain the Schedules referred to throughout this Agreement.  Such Disclosure Schedules are hereby incorporated by reference into, and form an integral part of, this Agreement.  At any time and from time to time on or prior to the third (3rd) Business Day prior to the Closing Date, Seller may deliver to Buyer  modifications, changes and updates to the Disclosure Schedules (“Updates to Disclosure Schedules”) in order to disclose or take account of facts, matters or circumstances that arise or occur between the date of this Agreement and the

Closing Date, which facts, matters or circumstance are required or permitted, by the provisions of Article IV or by other provisions hereof, to be disclosed in such Disclosure Schedules.  Such Updates to Disclosure Schedules shall not be deemed to be a breach of any representation, warranty or covenant made in this Agreement provided that (i) the information delivered in such Updates to Disclosure Schedules is limited to matters that first arise after the date of this Agreement, (ii) the delivery of such Update to Disclosure Schedules shall not prevent Buyer from exercising any termination right under this Agreement in accordance with Section 10.1(f), and (iii) any matter included in such Updates to Disclosure Schedules is not a result of any breach by Seller of any of its covenants under this Agreement, in which case, the Disclosure Schedules for purposes of this Agreement (and for no other purpose) shall be the Disclosure Schedules as amended by such Updates to Disclosure Schedules.  Each item included in any Update to Disclosure Schedules shall be written in specific terms, in a manner consistent with the Disclosure Schedules delivered to Buyer contemporaneously as of the date of this Agreement, and sufficient to put Buyer on notice of the information being disclosed.  Each item included in such Update to Disclosure Schedules shall identify the particular representation or warranty that must be qualified in light of the event or circumstance requiring disclosure, and in any event such disclosure shall modify the respective representations and warranties of Seller only to the extent necessary to make them true in light of the item being disclosed.  No item included in any such Update to Disclosure Schedules may contain a narrative statement that generally qualifies one or more of Seller’s representations or warranties with respect to information not specifically disclosed to Buyer in the Disclosure Schedules.

6.6           Negotiation With Others.  During the period between the date of this Agreement and the earlier to occur of the Closing or the termination of this Agreement pursuant to Section 10.1, neither Seller nor any of its Affiliates shall, or shall not permit any director, officer, employee, agent or other representative of any of such Persons to, directly or indirectly:  (a) solicit, initiate or engage in discussions or negotiations with any Person (other than Buyer or its Affiliates) or their respective directors, officers, employees, representatives or agents or take any other action to facilitate the efforts of any Person (other than Buyer or its Affiliates) relating to the possible acquisition of Seller or the Acquired Assets, whether by way of merger or consolidation, purchase of capital stock, purchase or lease of assets or otherwise, or of any portion of the capital stock or assets of Seller, other than as permitted under this Agreement (any such acquisition being referred to as an “Acquisition Transaction”); (b) provide information to any Person (other than to Buyer or its Affiliates) relating to a possible Acquisition Transaction; (c) enter into an agreement with any Person (other than Buyer or any of its Affiliates) relating to or providing for a possible Acquisition Transaction; or (d) consummate an Acquisition Transaction with any Person (other than Buyer or any of its Affiliates).

6.7           Interim Financial Statements.  Seller shall provide to Buyer as soon as practicable (but no more than twenty-one (21) days) after the end of each calendar month financial statements of Seller, consisting of a balance sheet as of the end of such month and an income statement and statement of cash flows for that month and for the portion of the year then ended.  Each set of interim financial statements, when delivered to Buyer, shall be accompanied by a certificate of the chief financial officer of Seller, certifying that such interim financial statements present fairly in all material respects the financial position, assets and liabilities of Seller as of the dates thereof and the revenues, expenses, results of operations and cash flows of Seller for the period covered thereby as of the dates and for the period covered thereby, ineach case in conformity with the cash basis of accounting applied consistently during such periods in accordance with the past accounting practices of Seller, subject to the lack of footnote disclosures.

6.8                                 Cooperation.  The parties shall reasonably cooperate after Closing with each other with respect to matters for which Buyer or Seller is responsible hereunder.  Further, each party shall remit to the other any payments it shall receive belonging to the other promptly, and in any event not more than three Business Days after receipt.

6.9                                 Compliance with Bulk Sales Laws.  Buyer hereby waives compliance by Seller with the provisions of Article 6 of the Uniform Commercial Code (“UCC Bulk Sales Law”) in each applicable jurisdiction and all other Law relating to bulk sales and/or the sale and purchase of the Acquired Assets, including any relevant state taxing authority laws with respect to bulk sales (“Tax Bulk Sales Law”).  Seller shall defend, indemnify and hold harmless Buyer, and shall reimburse Buyer, in accordance with Section 11.2(c) for, from and against any Damages incurred by Buyer to the extent arising out of or resulting from such waiver or any noncompliance by Seller with the UCC Bulk Sales Law or Tax Bulk Sales Law.

6.10                           Employees.

(a)           From and after the Closing Date: (i) Buyer shall assume any and all obligations arising under the PEO Services Agreement from and after the Closing Date, and (ii) Seller shall cause L&J to provide the services described in the Transitional Services Agreement, on the terms and conditions set forth therein in consideration for fees as set forth therein.

(b)           In the event that Buyer shall terminate the PEO Services Agreement prior to the expiration of the current term thereunder and offer employment, on an at-will basis, to the ADP Employees who, as of the date of this Agreement, are providing services to Seller (all such persons referred to herein as “Continuing Employees”), Buyer shall provide through December 31, 2008 health and other employee benefits to the Continuing Employees, of which the average monthly cost per employee shall be no less than the average monthly cost per employee incurred by ADP to provide health and other employees benefits to such Continuing Employees.  Notwithstanding anything to the contrary herein, (i) nothing in this Agreement shall create any obligation on the part of Buyer to continue the employment of any individual for any definite period following the Closing Date, and (ii) nothing in this Agreement shall preclude Buyer from altering, amending, or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time.

(c)           Seller shall be responsible for and shall pay all short-term disability and long-term disability benefits with respect to claims by any ADP Employee arising from events occurring on or prior to the Closing Date.  Subject to Buyer’s relevant policies and procedures, Buyer shall be responsible for and will pay all short-term disability and long-term disability benefits to which any ADP Employee or Continuing Employee, as the case may be, is entitled and that arise from events occurring after the Closing Date through the termination of the PEO Services Agreement.  Seller will be responsible for all workers’ compensation benefits with respect to injuries occurring to any ADP Employee prior to the Closing Date.  Buyer will be responsible for all workers’ compensation benefits with respect to injuries occurring to any ADP

Employee or Continuing Employee, as the case may be, from and after the Closing Date through the termination of the PEO Services Agreement.

(d)           In respect of Continuing Employees, for purposes of determining eligibility and vesting (but not benefit accruals) under Buyer’s employee benefit plans, including, but not limited to, Buyer’s 401(k) plan, retirement plan, group health plan, group life insurance plan, vacation, sick pay and severance policies, such policies shall recognize employment of the Continuing Employee that was recognized by ADP as employment with Buyer.

(e)           Seller shall terminate the participation by the Continuing Employees in all of its Benefit Plans for periods from and after the Closing Date.

6.11                           Tax Indemnity.

(a)           Seller and the Stockholders shall, jointly and severally, be liable for and pay, and pursuant to Article XI shall indemnify each Indemnified Person against, all Taxes (including, without limitation, any amounts owed by an Indemnified Person relating to Taxes pursuant to a contract or otherwise) applicable to the Business, the Acquired Assets and the Assumed Obligations, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, however, that neither Seller nor the Stockholders shall be liable for or pay, and shall not indemnify any Indemnified Person from and against, any Taxes for which Buyer is liable under this Agreement; including without limitation, pursuant to the following sentence or Section 3.3.  Buyer shall be liable for and pay, and pursuant to Article XI shall indemnify Seller and the Stockholders, and their respective Affiliates, from and against, all Taxes applicable to the Business, the Acquired Assets and the Assumed Obligations that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, however, that Buyer shall not be liable for or pay, and shall not indemnify Seller from and against, any Taxes for which Seller is liable under this Agreement; including without limitation, pursuant to the preceding sentence or Section 3.3.  For purposes of this Section 6.11(a), any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(b)           Notwithstanding Section 6.11(a), but subject to Buyer’s contribution obligations set forth in Section 6.2, any sales Tax, use Tax, real property transfer or gains Tax, asset transfer Tax, documentary stamp Tax or similar Tax and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) attributable to the sale or transfer of the Business, the Acquired Assets or the Assumed Obligations incurred in connection with the consummation of the Acquisition Transaction contemplated by this Agreement shall be borne solely by Seller.  Seller and the Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

(c)           After the Closing Date, Seller and Buyer shall (and cause their respective Affiliates to):  (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business or the Acquired Assets; (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business or the Acquired Assets; (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Acquired Assets for taxable periods for which the other may have a liability under this Section 6.11; and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

6.12                           Access to Personnel Records.  For a period of three (3) years (or if Seller is required to have such access for a longer period by applicable law, such longer period) from and after the Closing Date, Buyer shall (a) upon reasonable notice from Seller to Buyer, give Seller reasonable access during normal business hours to Seller’s personnel and labor relations records and Seller’s employee benefit and compensation plans that existed prior to the Closing Date.

6.13                           Change of Seller’s Name.  Seller shall, and shall cause its Affiliates to, take such steps as may be required or appropriate so that their corporate names will be changed within five (5) days of the Closing Date to eliminate therefrom the word “LaJobi” or any variation thereof.  At Seller’s expense, Seller shall execute such consents as may be appropriate so that Buyer or any Affiliate of Buyer may use Seller’s current names or any variation thereof in any jurisdiction in which Seller have used such name.

6.14                           License of Intellectual Property.  Prior to the Measurement Date, Buyer shall not license or otherwise transfer any Intellectual Property to any Person, including, without limitation, any Affiliate of Buyer, except pursuant to a license agreement providing for a customary royalty (not to exceed five percent (5%)) to Buyer therefor.

6.15                           LBI.  The Stockholders own one hundred percent (100%) of LBI’s business (the “LBI Business”), which is in the same or a similar industry as, and therefore may compete with, Seller’s Business.  In addition, LBI has certain existing arrangements with Seller in respect of certain fundamental business services provided to LBI, including without limitation, lease of real property, employee services, equipment, insurance, administrative services (including management and accounting services), warehouse space and utilities, all as more fully described on Schedule 6.15 (collectively, the “Shared Services Arrangements”).  As such, by no later than December 31, 2008, LB agrees to have (a) sold or transferred to JB, or otherwise disposed of or completed winding up and dissolving, the LBI Business and (b) terminated all Shared Services Arrangements.  Buyer agrees that, during the period from the Closing Date to December 31, 2008, it shall not make any changes in the rates charged to LBI for the Shared Services Arrangements from the applicable rates charged for such Shared Services Arrangements during the quarter ending on December 31, 2007.

6.16         Termination of LaJobi 401k Plan. On or prior to the Closing Date, LaJobi shall have commenced termination of its 401k Plan, which such plan shall be terminated, and all proceeds thereunder distributed in accordance with all Laws, no later than six (6) months of the Closing Date.

6.17         Product Liability Insurance. From and after the Closing Date, Buyer and Seller agree to abide by the covenants set forth in Appendix A with respect to matters relating to product liability insurance.

ARTICLE VII

CONDITIONS PRECEDENT
TO OBLIGATIONS OF BUYER

The obligations of Buyer under ARTICLE II and ARTICLE III of this Agreement are subject to the satisfaction or waiver by Buyer of the following conditions precedent on or before the Closing Date:

7.1           Accuracy of Representations and Warranties. The representations and warranties of Seller contained herein and in the Related Agreements not qualified by materiality shall have been true, accurate and correct in all material respects, and if so qualified by materiality (or references to Material Adverse Effect), shall have been true, accurate and correct in all respects, in each case on and as of (i) the date of this Agreement and (ii) the Closing Date as if such representations and warranties were remade by Seller on and as of the Closing Date, in each case without giving effect to any Updates to Disclosure Schedules delivered to Buyer by Seller under Section 6.5.

7.2           Compliance with Agreements and Covenants. Seller and the Stockholders shall have:  (i) performed and complied with their covenants set forth in Sections 2.1, 2.2, 2.3, 3.5, 6.1, 6.2, 6.4(a), 6.4(b), 6.4(c), 6.5, 6.6 and 6.7 of this Agreement to be performed and complied with by them on or prior to the Closing Date and (ii) in all material respects, performed and complied with all of their other covenants, obligations and agreements contained in this Agreement and in the Related Agreements to be performed and complied with by them on or prior to the Closing Date.

7.3           Documents. Buyer shall have received all of the agreements, documents and items specified in Section 9.2.

7.4           Actions or Proceedings. No action or proceeding by any Governmental Authority or Person (other than an action or proceeding commenced by Buyer or Parent, or any of their respective Affiliates) shall have been instituted which seeks to enjoin, restrain or prohibit the Contemplated Transactions contemplated by this Agreement.

7.5           Consents and Approvals. Buyer shall have received written evidence satisfactory to Buyer that those Consents set forth on Schedule 7.5 (“Key Consents”) have been obtained.

For the avoidance of doubt, it shall not be a condition precedent to the obligations of Buyer under this Agreement on the Closing Date that Buyer or Parent, or any of their respective Affiliates, obtain financing of any kind or nature.

ARTICLE VIII

CONDITIONS PRECEDENT
TO OBLIGATIONS OF SELLER

The obligations of Seller under ARTICLE II and ARTICLE III of this Agreement are subject to the satisfaction or waiver by Seller of the following conditions precedent on or before the Closing Date:

8.1           Accuracy of Representations and Warranties. The representations and warranties of Buyer contained herein and in the Related Agreements not qualified by materiality shall have been true, accurate and correct in all material respects, and if so qualified by materiality, shall have been true, accurate and correct in all respects, in each case on and as of (i) the date of this Agreement and (ii) the Closing Date as if such representations and warranties were remade by Buyer on and as of the Closing Date.

8.2           Compliance with Agreements and Covenants. Buyer shall have:  (i) performed and complied with its covenants set forth in Sections 2.1, 2.2, 2.4, 3.1, 3.5, 6.1, 6.2, 6.5, 6.9 and 6.10 of this Agreement to be performed and complied with by it on or prior to the Closing Date and (ii) in all material respects, performed and complied with all of its other covenants, obligations and agreements contained in this Agreement and in the Related Agreements to be performed and complied with by it on or prior to the Closing Date.

8.3           Documents. Seller shall have received all of the agreements, documents and items specified in Section 9.3.

8.4           Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person (other than an action or proceeding commenced by Seller or the Stockholders, or any of their respective Affiliates) shall have been instituted or threatened against Seller (a) which, if successful, could have a Material Adverse Effect; or (b) which seeks to enjoin, restrain or prohibit the Contemplated Transactions; or (c) which is reasonably likely to result in Seller becoming liable for substantial damages in respect of any provision of this Agreement, the Related Agreements, or the consummation of the Contemplated Transactions.

ARTICLE IX

CLOSING

9.1           Closing. The Closing shall take place at the offices of Sidley Austin LLP, at 787 Seventh Avenue, New York, New York 10019, (a) on the later of (i) April 2, 2008 and (ii) the date that is two (2) Business Days after the satisfaction or waiver of the conditions precedent set forth in ARTICLE VII and ARTICLE VIII, or (b) on such date to which the parties hereto shall agree in writing. The Closing, and all transactions to occur at the Closing, shall be deemed to have occurred at, and shall be effective as of, 12:01 A.M. (Eastern Standard Time) on the Closing Date.

9.2           Deliveries by Seller and the Stockholders. At the Closing, in addition to any other documents or agreements required under this Agreement, Seller and the Stockholders shall deliver to Buyer the following:

(a)           Bill of Sale in the form set forth in Exhibit A (the “Bill of Sale”), duly executed by Seller;

(b)           Assignment and Assumption Agreements in the form set forth in Exhibit B (the “Assignment and Assumption Agreements”), duly executed by Seller;

(c)           An Escrow Agreement in the form set forth in Exhibit C (the “Escrow Agreement”), duly executed by LaJobi;

(d)           Non-Compete and Non-Solicitation Agreements in the forms set forth in Exhibit D-1 and Exhibit D-2 (the “Non-Compete and Non-Solicitation Agreements”), duly executed by Seller and the Stockholders, as applicable;

(e)           Evidence, in form and substance reasonably satisfactory to Buyer, that all Key Consents have been obtained;

(f)            A written statement from each Person holding a Lien, other than a Permitted Lien, upon any of the Acquired Assets, confirming the repayment of the indebtedness secured thereby and the release as of the Closing Date of (i) such Lien and (ii) all obligations under any and all Contracts relating thereto;

(g)           The certificate required under Section 6.4(a);

(h)           Subject to Section 6.2, the originals and/or duly executed assignments (in form suitable for filing or recording with the appropriate Governmental Authority, if applicable) of all of the Governmental Authorizations;

(i)            Other instruments of transfer reasonably required by Buyer to evidence the transfer of the Acquired Assets to Buyer, including assignments with respect to any Intellectual Property registered, recorded or filed with any Governmental Authority, in form suitable for registration, recordation or filing with such Governmental Authority, in each case duly executed by Seller;

(j)            A certificate dated the Closing Date of an executive officer of Seller certifying as to the compliance by Seller with Section 7.1 and Section 7.2;

(k)           A certificate of the secretary of Seller certifying resolutions of the Board of Directors, if applicable, of Seller and of the Stockholders approving and authorizing the execution, delivery and performance of this Agreement and its Related Agreements to which Seller is a party and the consummation of the Contemplated Transactions (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Seller);

(l)            The certificate of incorporation or similar instruments of Seller certified by the Secretary of State of the state of Seller’s incorporation, and the Bylaws of Seller, certified by the secretary of Seller;

(m)          A Certificate of Good Standing for Seller from the Secretary of State of the State of New Jersey;

(n)           The Employment Agreement, duly executed by LB;

(o)           An opinion, dated the Closing Date, of Gibbons, P.C., counsel for Seller and the Stockholders, in the form set forth in Exhibit E; and

(p)           The Transitional Services Agreement between L&J and Buyer, duly executed by L&J.

9.3           Deliveries by Buyer. At the Closing, in addition to any other documents or agreements required under this Agreement, Buyer shall deliver to Seller the following:

(a)           The Closing Date Cash Payment, payable as provided in Section 3.1(b);

(b)           The Assignment and Assumption Agreements, duly executed by Buyer;

(c)           The Escrow Agreement, duly executed by Buyer;

(d)           A certificate dated the Closing Date of an executive officer of Buyer certifying as to the compliance by Buyer with Section 8.1 and Section 8.2;

(e)           A closing statement setting forth the calculation of the net amount of the prorations made on the Closing Date under Section 3.3 and agreed to by Buyer and Seller, duly executed by Buyer;

(f)            A certificate of Buyer’s secretary certifying resolutions of the Board of Directors of Buyer approving and authorizing the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party and its obligations under the Contemplated Transactions (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Buyer);

(g)           An opinion, dated the Closing Date, of Sidley Austin LLP, counsel for Buyer, in the form set forth in Exhibit F;

(h)           The certificate of incorporation or similar instruments of Buyer certified by the Secretary of State of Delaware, and the Bylaws or similar instruments of Buyer, certified by the secretary of Buyer;

(i)            A Certificate of Good Standing for Buyer from the Secretary of State of the State of Delaware;

(j)            The Transitional Services Agreement between L&J and Buyer, duly executed by Buyer; and

(k)           The Employment Agreement, duly executed by Buyer.

ARTICLE X

TERMINATION

10.1         Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a)           with the mutual written consent of Seller and Buyer;

(b)           by Seller or Buyer, if the Closing shall not have taken place on or before the Termination Date;

(c)           by Buyer if any of the conditions precedent to obligation of Buyer under ARTICLE VII hereof shall not have been satisfied by the Termination Date;

(d)           by Seller if any of the conditions precedent to obligations of Seller under ARTICLE VIII hereof shall not have been satisfied by the Termination Date; or

(e)           by Buyer, if Seller delivers Updates to Disclosure Schedules to Buyer in accordance with Section 6.5 and Buyer deems, in good faith, the information being disclosed on such Update to Disclosure Schedules to be material and adverse to the Business as a whole;

provided, however, that neither Buyer nor Seller may terminate this Agreement pursuant to clauses (a) through (e) above if the basis for termination results from a breach or failure to perform by such party of any of its agreements, covenants or obligations contained in this Agreement.

In the event of any termination pursuant to this Section 10.1 (other than pursuant to clause (a)), written notice setting forth the reasons thereof shall promptly be given by the terminating party to the other party. Upon a termination pursuant to Section 10.1(e), Seller shall reimburse Buyer for any and all reasonable costs and expenses (including all reasonable attorneys’ fees and expenses, but excluding any incidental or consequential damages) incurred by Buyer (or any of its Affiliates) through the date of such termination, relating to or in connection with this Agreement, the Related Agreements or the Contemplated Transactions, which shall be Buyer’s sole remedy arising out of this Agreement in the event of a termination pursuant to Section 10.1(e).

10.2         Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 12.1 (Expenses) and Section 12.7 (Publicity), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1         Survival. All representations, warranties, covenants and obligations in this Agreement, the Schedules, the supplements, if any, to the Schedules, and the certificate delivered pursuant Section 9.2(j) and any other certificate or document delivered pursuant to or in contemplation of this Agreement shall survive the Closing for a period of eighteen (18) months, except that (i) the representations and warranties in Section 4.19 (Taxes) and Section 4.21 (Environmental Matters) shall survive until the termination of the applicable statue of limitations and (ii) the representations and warranties in Section 4.2 (Due Authorization) and Section 4.7 (Title to Properties) shall survive forever. No party may seek any indemnification under this Agreement for any breach of any representation, warranty, covenant or obligation if such party received written notification thereof pursuant to Section 6.5 or otherwise had actual knowledge, on or prior to the Closing Date, that the other party had breached such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations, unless the related written waiver expressly so provides.

11.2         Indemnification and Payment of Damages by Seller and the Stockholders. Seller and the Stockholders shall, jointly and severally, indemnify and hold harmless Buyer, its respective Affiliates and their respective officers, directors and other representatives (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any Damages arising, directly or indirectly, from or in connection with:

(a)           any breach of or any inaccuracy in any representation or warranty made by Seller or any Stockholder in this Agreement or any Related Agreement or any document delivered by Seller or any Stockholder at the Closing; provided that for purposes of determining whether Seller or any Stockholder has breached any representation or warranty in this Agreement, such representations and warranties shall be deemed to have been made on the date hereof and on the Closing Date as if such representations and warranties were remade by Seller and the Stockholders on and as of the Closing Date, in each case, after giving effect to any modifications, changes or Updates to Disclosure Schedules delivered to Buyer by Seller under Section 6.5;

(b)           any breach of or failure by Seller or any Stockholder to perform any of their respective covenants or obligations set out in this Agreement or any Related Agreement or any document delivered by Seller or any Stockholder at the Closing;

(c)           Buyer’s waiver of Seller’s compliance with the UCC Bulk Sales Law or Tax Bulk Sales Law as described in Section 6.9 (without regards to the Basket, Cap, or De Minimis Claim limitations set forth in Section 11.6);

(d)           any Tax matters described in Section 6.11 (without regards to the Basket, Cap, or De Minimis Claim limitations set forth in Section 11.6); and

(e)           any of the specific liabilities and obligations described in Schedule 11.2 (the “Specified Liabilities and Obligations”) (without regards to the Basket, Cap, or De Minimis Claim limitations set forth in Section 11.6).

11.3         Indemnification and Payment of Damages by Buyer. Buyer shall indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with:

(a)           any breach of or any inaccuracy in any representation or warranty made by Buyer in this Agreement;

(b)           any breach of or failure by Buyer to perform any of its covenants or obligations set out in this Agreement;

(c)           any Assumed Obligation;

(d)           any liabilities or obligations under the PEO Services Agreement or the Continuing Employees, in each case, from and after the Closing Date; or

(e)           any action of Buyer after the Closing Date which relates to the Business.

11.4         Procedure for Indemnification – Third Party Claims.

(a)           Promptly after receipt by an indemnified party under Section 11.2 or Section 11.3 of written notice of the commencement of any Action against it, such indemnified party shall, if a claim is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the defense of such action is materially prejudiced by the indemnified party’s failure to give such notice.

(b)           If any Action referred to in Section 11.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Action, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Action and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Action and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Action and provide indemnification with respect to such Action), to assume the defense of such Action with counsel of its choosing who is reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Action, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article XI for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the indemnified party in connection with the defense of such Action, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Action, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Action are within the scope of and subject to indemnification under this Article XI; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Action and the indemnifying party does not, within thirty (30) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Action and the name of its chosen counsel, the indemnifying party will be bound by any determination made in such Action or any compromise or settlement effected by the indemnified party.

(c)           Notwithstanding the foregoing, if any party entitled to indemnification hereunder determines in good faith that there is a reasonable probability that an Action may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the right to defend, compromise, or settle such Action, but the indemnifying party will not be bound by any determination of a Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld, delayed or conditioned).

11.5         Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.6         Indemnity Basket and Cap; De Minimis; Limitations.

(a)           Subject to Subsection 11.6(b) hereof, neither Seller nor the Stockholders shall be liable to the Indemnified Persons for any Damages arising under Section 11.2 unless the aggregate amount of all Damages incurred by the Indemnified Persons exceeds Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (the “Basket”), in which case Seller and the Stockholders shall be liable for all such Damages in excess of the Basket; provided, however, that neither Seller nor the Stockholders, nor such parties collectively, shall be liable to the Indemnified Persons for any Damages arising under Section 11.2 in excess of Ten Million Dollars ($10,000,000) in the aggregate (the “Cap”).

(b)           Neither Seller nor the Stockholders shall be liable to the Indemnified Persons for any Damages arising under Section 11.2 relating to an individual claim resulting in Damages in the amount of Fifteen Thousand Dollars ($15,000) or less (a “De Minimis Claim”), regardless of whether or not aggregate Damages have exceeded the Basket; nor shall the amount of any such De Minimis Claims be taken into account in determining whether the Basket has been reached.

(c)           Notwithstanding Sections 11.6(a) or 11.6(b) above, none of the Basket, the Cap or the De Minimis Claim limitations shall apply to any Damages arising under or in connection with Sections 11.2(c), 11.2(d) or 11.2(e), or for breach of Section 6.11, or for failure to close the Contemplated Transactions, or for any breach of or any inaccuracy in any representation or warranty made by Seller or any Stockholder in Sections 4.2 and 4.7.

(d)           Buyer acknowledges and agrees that Seller shall not have any liability under any provisions of this Agreement for any Damages to the extent such Damages arise by virtue of action taken by Buyer after the Closing Date. Buyer shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise to any such Damages, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages, provided, however, that any failure to comply with the foregoing shall not affect the Indemnified Person’s right to indemnification hereunder, but rather the amount of any Damages for which such Indemnified Person may recover indemnification under this ARTICLE XI or Section 6.11, shall be reduced by the amount of such Damages which could reasonably been avoided had such Indemnified Person mitigated Damages as required by this Section 11.6(d). Further, the amount of Damages shall be reduced by the amount of any recovery which the Indemnified Person actually receives under any insurance policy, or any other reimbursement of such amount that is actually received, from third parties. An Indemnified Person shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, to the extent, in its reasonable judgment, such Indemnified Person believes that such action will be economically justified, all insurance claims to which may be entitled in connection with any Damages it incurs, and each of Buyer and Seller, with respect to any indemnification claim, shall provide reasonable cooperation, at no out-of-pocket cost to it, to the other party in pursuing insurance claims with respect to any Damages or any indemnification obligations owed by any third party with respect to Damages.

11.7         Right to Offset. A party entitled to indemnification hereunder may offset such amount against any amount it may owe to the indemnifying party. In the event there is a dispute as to the amount of an alleged offsetting liability, the indemnified party shall be entitled to offset the undisputed amount against any other payment due to the other party, pending resolution of the balance of the claim.

11.8         Escrow.

(a)           As a source of payment of indemnification obligations, and as security for the indemnity rights of the Indemnified Persons provided for in Section 11.2, the Escrow Funds will be deposited in the Escrow Account, as contemplated by Section 3.1(b), with the Escrow Agent and administered in accordance with the terms of the Escrow Agreement.

(b)           Upon compliance with, and subject to the terms of, this ARTICLE XI and the Escrow Agreement, each Indemnified Person shall be entitled to payment from the Escrow Amount for all Damages incurred by it, which are indemnifiable under Section 11.2 and payable from the Escrow Funds under Section 11.8(c).

(c)           The amount of indemnification to which an Indemnified Person shall be entitled under this ARTICLE XI shall be enforceable as follows:

(i)            in respect of claims for Damages arising under or in connection with (a) Sections 11.2(c), 11.2(d) or 11.2(e), (b) any breach of Section 6.11, (c) any failure to close the Contemplated Transactions, or (d) any breach of or any inaccuracy in any representation or warranty made by Seller or any Stockholder in Sections 4.2 and 4.7, subject to Section 11.6, against either the Escrow Amount or Seller, or both, at Buyer’s sole and absolute discretion; and

(ii)           in the case of all other indemnification claims pursuant to Section 11.2, subject to Section 11.6, first against the Escrow Amount, and second, if, and only if and when such Escrow Amount has been exhausted, against Seller, in an amount equal to the amount of the Damages in excess of the Escrow Amount.

11.9         Sole Remedy. Subject to the additional remedies specified in Section 10.1 (upon a termination pursuant to Section 10.1(e)) and Section 12.13, the sole remedy of Buyer and Seller for any and all Damages with respect to the Contemplated Transactions (except in the case of fraud) shall be the indemnity set forth in this ARTICLE XI and neither Buyer nor Seller nor any Affiliate thereof shall have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, against the other parties with respect to the Contemplated Transactions, all of such remedies, entitlements and  recourse being expressly waived by the parties hereto to the fullest extent permitted by Law.

11.10       No Duplicate Recovery. Notwithstanding any other provision of this Agreement to the contrary, in no event shall the indemnified parties under this ARTICLE XI be entitled to recover more than once with respect to any claims or Damages or any other item that gives rise to any right of indemnification, recovery or adjustment to the Purchase Price, and there shall be no duplicate payment, reimbursement, indemnification, adjustment to the Purchase Price or other form of recovery in respect of any such item.

11.11       Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Section 11.2 or Section 11.3 shall be treated by Buyer and Seller as an adjustment to the Purchase Price.

ARTICLE XII

MISCELLANEOUS

12.1         Expenses. Except as otherwise provided in this Agreement, (a) any and all Seller Transaction Expenses shall be borne solely by Seller and shall not be assumed by Buyer at Closing, and (b) any costs or expenses incurred by Buyer in connection with this Agreement or with respect to the Contemplated Transactions, including any and all fees payable to any adviser or counsel of Buyer, shall be borne solely by Buyer.

12.2         Amendment. This Agreement may be amended, modified or supplemented solely by an instrument in writing identified as an amendment or supplement and signed by all parties hereto.

12.3         Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service, (b) on the first Business Day following date of transmission if sent by telex, facsimile or other wire transmission or (c) five (5) Business Days after being deposited in the mail, certified or registered, postage prepaid and addresses as set forth on Schedule 12.3 or to such other address as a party hereto may designate for itself by notice given as herein provided.

12.4         Waivers. The rights and remedies of the parties to this Agreement are cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.5         Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no assignment of any rights or obligations shall be made by any party hereto without the express written consent of each other party hereto. Notwithstanding the foregoing sentence, Buyer may at any time effective on or after the Closing Date assign all of its rights hereunder to any lender (or any agent for lenders) providing financing to Buyer for collateral security purposes.

12.6         No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right.

12.7         Publicity. Prior to the Closing, no public announcement or other publicity regarding the existence of this Agreement or its contents or the Contemplated Transactions shall be made by the parties hereto or their respective representatives or Affiliates, without the prior written agreement of Buyer and Seller; provided, however, that Parent shall be permitted (i) to file a copy of this Agreement (excluding any and all schedules, appendices and exhibits thereto) as an exhibit to its form 10-K for calendar year 2007 and a form 8-K so long as the disclosure of the contents of the Contemplated Transactions in each of such forms 10-K and 8-K is in a form mutually agreed upon by Buyer and Seller prior to filing with the Securities and Exchange Commission; and (ii) to issue a press release in a form mutually agreed upon by Buyer and Seller prior to its issuance. Each party shall act promptly and in good faith such as to enable Parent to file such Form 10-K or Form 8-K or issue such press release in a timely manner as required by the federal securities laws. On and after the Closing Date, Seller and Buyer agree to hold confidential the terms and provisions of this Agreement and the terms of the Contemplated Transactions. Subject to the foregoing, nothing in this Section 12.7 shall prevent either party from (a) making any public announcement or disclosure required by Law, court process or by national securities exchange rule, (b) discussing this Agreement or its contents or the Contemplated Transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions, or (c) enforcing its rights hereunder, in each case, whether prior to, or on or after, the Closing.

12.8         Further Assurances. Upon the reasonable request of Buyer, Seller will on and after the Closing Date execute and deliver to Buyer such other documents, releases, assignments and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Buyer of, and to vest fully in Buyer title to, each of the Acquired Assets, and to otherwise carry out the purposes of this Agreement.

12.9         Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

12.10       Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto in respect to the Contemplated Transactions and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof, including the letter of intent between Century Park Capital Partners II, L.P., which has assigned its interest in such letter to Buyer, and the Stockholders dated November 5, 2007.

12.11       Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey, without giving effect to the principles of conflicts of law thereof.

12.12       Dispute Resolution. Except as otherwise provided in Section 12.13:

(a)           The parties to this Agreement will make a good faith effort to informally mediate any dispute arising under this Agreement by means of negotiations between their authorized representatives, including the retention of a third party mediator if mutually agreed to by the parties. Each party shall pay one-half of the expenses, if any, of mediation fees and costs.

(b)           Any dispute arising under this Agreement not resolved by informal mediation shall be submitted to binding, non-appealable arbitration, before an arbitrator appointed in accordance with the procedures of JAMS. Such arbitration shall be held in Newark, New Jersey. All of the arbitration rules of JAMS shall apply to such proceeding, except that the arbitrator shall limit discovery and other pre-hearing procedures to the maximum extent deemed appropriate so that the hearing can be held expeditiously, and judgment shall be rendered within thirty (30) days after the hearing is completed. The arbitrator’s award shall be in writing and need not have any written opinion or other written support for the award. The prevailing party, as determined by the arbitrator, shall be entitled to recover the costs incurred in the arbitration, including all reasonable legal fees and expenses, and all reasonable costs of experts and other consultants retained in connection with the proceeding. Pending such award, each party shall pay one-half of the arbitration fees and costs.

(c)           Nothing in this Section 12.12 shall be deemed to limit or restrict the right of any party to obtain injunctive relief from any court of the United States or any state or jurisdiction thereof having jurisdiction over the parties or the matter, or prevent any party from enforcing any arbitration award or judgment in any such court.

12.13       Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event that, prior to or simultaneously with Closing, any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party may be entitled to an injunction or injunctions or other equitable relief to prevent breaches of the provisions of this Agreement that are to be performed prior to or simultaneously with Closing and to enforce specifically this Agreement and the terms and provisions hereof that are to be performed prior to or simultaneously with Closing in any action instituted in any court of the United States or any state or jurisdiction thereof having jurisdiction over the parties or the matter.

12.14       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.15       Facsimile Signatures. Any signature page delivered pursuant to this Agreement or any Related Agreement via facsimile shall be binding to the same extent as an original signature. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

LAJOBI, INC.

By:	/s/ Charles Ginn
Name:	Charles Ginn,
Title:	Chief Financial Officer and Secretary

LAJOBI INDUSTRIES, INC.

By:	/s/ Lawrence Bivona
Name:	Lawrence Bivona,
Title:	President

LAWRENCE BIVONA

JOSEPH BIVONA